Exhibit 99.1
EXPLANATORY NOTE

Amentum Holdings, Inc. (the “Company,” “we,” “us,” “our”) is filing this exhibit to reflect changes to the presentation of our financial information as set forth in our Annual Report on Form 10-K for the fiscal year ended September 27, 2024 (the “2024 Form 10-K”), as filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2024, in order to give effect to a change in segment reporting.

As previously disclosed in the Quarterly Report on Form 10-Q for the three months ended December 27, 2024 (as filed with the SEC on February 5, 2025), effective during the three months ended December 27, 2024, the Company announced the realignment of our reporting structure, which resulted in the identification of two reportable segments: Digital Solutions and Global Engineering Solutions.

This exhibit updates the information in the following items as initially filed in order to reflect the change in segment reporting: Part I. Item 1, Business; Part II. Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and Part II. Item 8, Financial Statements and Supplementary Data.

No items in the 2024 Form 10-K other than those identified above are being updated by this filing. Information in the 2024 Form 10-K is generally stated as of September 27, 2024 and this filing does not reflect any subsequent information or events other than the change in segment reporting noted above.

Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2024 Form 10-K for any information, uncertainties, transactions, risks, events, or trends occurring, or known to management, other than the events described above. More current information is contained in our Quarterly Report on Form 10-Q for the three months ended December 27, 2024 and other filings with the SEC. This exhibit should be read in conjunction with the 2024 Form 10-K, the Form 10-Q for the three months ended December 27, 2024, and any other documents we have filed with the SEC subsequent to February 5, 2025.

PART I

Item 1. Business
Business Overview
Amentum Holdings, Inc. (herein referred to as “we”, “our”, “us”, “the Company” and “Amentum”), a Delaware corporation, is a global advanced engineering and technology solutions provider to a broad base of U.S. and allied government agencies and significant commercial enterprises.

On September 27, 2024, Amentum was formed through the completion of a merger between the legacy Amentum business and a spin-off of the Jacobs Solutions Inc. (“Jacobs”) Critical Mission Solutions business and portions of the Jacobs Divergent Solutions business (the “Transaction”). The Transaction brought together two premier government services companies with complementary capabilities and a deep understanding of our customers’ missions and priorities developed over more than 100 years as trusted engineering and technical experts.

Our history as a trusted partner to the U.S. federal government and our advanced engineering and technology expertise enable us to lead and support our customers’ most complex programs. Our broad capabilities support technology-driven, full mission lifecycle solutions that align with modernization priorities for a wide array of customers across energy and environmental, intelligence, space, defense, civilian and commercial end-markets. We believe our scale and breadth of capabilities position us well in the marketplace as our customers’ requirements increasingly necessitate a full lifecycle partner equipped with next-generation engineering solutions to solve their most complex challenges.

Our workforce of more than 53,000 continues to be rooted in a strong purpose-driven culture. Our mission-oriented and highly skilled personnel enable us to serve a diverse range of requirements for our customers. In the U.S., these customers include the Department of Energy (“DOE”), the Intelligence Community (consisting of the National Intelligence Program (“NIP”) and the Military Intelligence Program (“MIP”)), the Department of Defense (“DOD”), the National Aeronautics and Space Administration (“NASA”), and the Department of Homeland Security (“DHS”) as well as other government and certain commercial customers. We are also well-positioned internationally with employees across approximately 80 countries, supporting international customers and contracts in regions with growing mission demand, such as Europe and the Indo-Pacific, and with key allied government agencies, including the U.K. Ministry of Defence (“U.K. MOD”), the U.K. Nuclear Decommissioning Authority (“NDA”) and the Australian Department of Defence (“Australian DOD”). We support these customers by providing solutions to pressing challenges, from energy transition and environmental solutions to cybersecurity and digital modernization.

Our solutions—backed by a robust network of engineers, cleared employees and technical subject matter experts—continue to be critical to our customers’ priorities. These priorities include addressing global environmental challenges and supporting energy transition, creating digital decision advantages, advancing Research, Development, Test, and Evaluation (“RDT&E”) initiatives, and enhancing space superiority. Examples of our solutions addressing these priorities include development of new clean energy technologies for the DOE and international customers, threat recognition and analytics for the Intelligence Community, engineering advanced systems for the DOD, research and development solutions for the DHS, and science, engineering, and technology development for NASA. Across our customer set, our solutions span all aspects of the government acquisition lifecycle, including design, development, engineering, integration, operations, and sustainment.

As a result of the completion of the Transaction, we have a compelling industry platform of scale with excellent revenue visibility supported by $45.0 billion of backlog as of September 27, 2024 and attractive growth opportunities. Our scale is an asset that positions us as a turn-key solutions provider capable of pursuing our customers’ largest and most complex contracts. The ability to pursue these contracts, while maintaining a large base of revenue in backlog, supports our agile business development engine. We believe our scale, efficiency and diversity enables Amentum to generate substantial free cash flow while driving growth.

History

On January 31, 2020, Amentum Joint Venture LP (“Amentum Equityholder”) purchased the Management Services business of AECOM and formed Amentum Parent Holdings LLC (“Legacy Amentum”) as the parent holding company of the acquired business. Through strategic acquisitions and refined business models, Legacy Amentum expanded its expertise to deliver a comprehensive suite of solutions. These include cutting-edge capabilities in intelligence analytics, counter-terrorism, supply chain management, aviation, business process optimization, and defense readiness.

On September 27, 2024, Amentum became a public company through the consummation of the spin-off of the Jacobs Critical Mission Solutions business and portions of the Jacobs Divergent Solutions business (together referred to as the “CMS Business”) and merger with Legacy Amentum in a tax-efficient Reverse Morris Trust transaction. Prior to the spin-off, the CMS Business reorganized under a newly formed company named Amazon Holdco Inc. (“CMS”) and distributed a $911 million cash dividend payment to Jacobs, who then distributed, prior to the merger, approximately 80.95% of the outstanding shares of CMS common stock to Jacobs’ shareholders on a pro rata basis. In connection with the completion of the merger, CMS was renamed Amentum Holdings, Inc. On September 30, 2024, Amentum began trading on the New York Stock Exchange under the ticker symbol “AMTM.”

Amentum’s heritage stretches back to companies founded at the dawn of the twentieth century. This legacy encompasses many notable achievements, including design and development of the Hoover Dam, demilitarization of the United States’ chemical weapons stockpile, and environmental management support following the Manhattan Project during World War II. Some of the prominent companies that are part of Amentum’s history include EG&G, Morrison-Knudsen, Westinghouse Government Services, URS, Lear Siegler Services, DynCorp International LLC (“DynCorp”), and Pacific Architects and Engineers (“PAE”).

Since the 1950s, the CMS Business and its predecessor companies served vital roles in innovative projects including the design, development, operations, and maintenance of first-of-their kind aerodynamic test facilities for the United States Air Force (“USAF”); supporting the development of NASA test facilities needed for the Apollo Program; designing the launch complex for the Space Shuttle; and supporting the next generation of human space exploration as a prime contractor for NASA’s Artemis mission. CMS has also supported the clean energy transition, playing a key role in the development of each of the existing nuclear power stations in the U.K. and in the remediation of complex nuclear sites across the U.S. and U.K.

The composition of our business today reflects the evolving needs of the U.S. and other allied governments for a contractor that can provide comprehensive solutions to address their most significant and complex challenges.

Our Competitive Advantage
Our broad-based contract positions across a diverse range of customers and government acquisition lifecycles allow Amentum to position the portfolio in areas of government funding tailwinds while mitigating risk during periods of transition. This stable and diversified base, when combined with our scale, serves as a strong growth platform. Our global reach is extensive with an employee presence in approximately 80 countries and 27% of employees positioned internationally. Our international customers benefit from our expansive technical capabilities, proven expertise and longstanding customer relationships. Each of these advantages help Amentum to win and execute our customers’ largest and most complex missions.

Our expertise is broadly applicable to many of the government’s highest priority areas including command, control, communications, computer, combat systems, intelligence, surveillance and reconnaissance (collectively, “C5ISR”), RDT&E, energy, space, and digital modernization. Solutions in these areas include our environmental remediation and engineering capabilities supporting the DOE and the U.K. MOD, which are further expanding in support of customers pursuing emerging, clean energy technologies; our digital modernization and cyber capabilities, which can be customized to current customers under existing programs; our expertise in space operations, developed via our longstanding trusted relationship with NASA, which will help foster the development of next-generation civil and commercial space programs; and our knowledge of emerging 5G technologies, which are primarily deployed for commercial customers today and may enhance our ability to improve government telecommunications systems.

Amentum has the ability to serve as a prime contractor across a diverse array of customers, capabilities and missions, especially as our customers increasingly migrate to a solutions-oriented procurement model. We believe our customers prefer the engineering and technological expertise of our highly skilled workforce that underpins these solutions. We have pride in our people and our culture—we foster an entrepreneurial approach to innovation and respond with agility to deliver exceptional performance.

We will continue to drive success with our highly competent and diverse workforce. Our commitment to our people is demonstrated by our “Mission First, People Always” approach, which supports our future operations for decades to come.

Our Markets and Trends
We provide solutions to a wide array of customers, primarily multiple departments and agencies within the U.S. federal government, as well as select international customers and commercial customers. We also provide our services to other prime contractors who have contracts with the U.S. federal government and other international customers where our capabilities deliver comprehensive solutions.

Enhanced Leadership in Core Markets

The U.S. federal government represents one of the world’s largest customers of specialized engineering and technology solutions. Approximately 90% of the Company’s revenues were derived through direct contracts with agencies of the U.S. Government for the year ended September 27, 2024.

Our global markets represent a substantial opportunity, marked by longstanding leadership in the U.K. energy and defense markets and the Australian defense market. We possess unique experience that includes the management of the U.K.’s principal facility for low-level waste disposal and the development of solutions across environmental remediation projects. The trilateral security partnership that enables the U.S. and U.K. to assist Australia in acquiring nuclear-powered submarines (“AUKUS”) also represents a sizeable area of growth. We have extensive experience with AUKUS, including: specialized research and development (“R&D”) activities with the DOD’s Underwater Launch Test Facility; research and technical services with the U.K.’s naval nuclear propulsion program; and positioning as one of four strategic partners for the Australian DOD Capability Acquisition and Sustainment Group supporting the government with all of the platforms and systems required to support their national defense. We have enduring, trusted relationships with the United Kingdom and Australia, spanning many decades in the U.K. and nearly 30 years in Australia.

We believe our core technical expertise and technology solutions will also enable us to continue serving commercial customers in the areas of commercial space, cybersecurity, electric vehicle transition, clean energy and telecommunications.

Shift Toward Modernization

We believe that Amentum has an advantage in creating digital decision advantages, advancing RDT&E initiatives, delivering space superiority, addressing global environmental challenges, and supporting energy transition due to our scale and capabilities across key government modernization priorities. The breadth of our solutions enables us to capitalize on these modernization priorities from early-stage development through sustainment.

Indexed to High Growth Sub-Markets

Within our core markets, we identified key areas that are expected to experience outsized growth and are central to our growth strategy. Our technology capabilities, agility, track record of renewal rates and new program wins make Amentum a logical partner for customers in these key growth markets, including cybersecurity; hypersonics; autonomy; space-based Intelligence, Surveillance, and Reconnaissance (“ISR”); environmental remediation and energy transition; and deployment of 5G technologies. The identification of additional growth areas is a key pillar of our strategy as we continue to enhance our capabilities to access new and emerging markets.

We develop new technologies and innovative solutions for both government and commercial customers that are transferrable and tailorable across domains. We provide solutions to various commercial markets including commercial aerospace, space, automotive, and telecommunications. Our agility and technical expertise have given us ample opportunity to apply solutions from our government customers to commercial customers, including leveraging digital modernization for commercial space to improve a manufacturer’s operations and using our ISR capabilities to help streamline autonomous driving solutions provided by the automotive industry. We expect to leverage additional cross selling opportunities in support of our newly combined customer base.

Business Strategy
We are active in market sectors that are large and fragmented, providing significant opportunities for continued business growth. We leverage our history of executing complex engineering and technology solutions for our largest customers to win new contracts with a business strategy that includes the following elements:

•Win and successfully execute the largest, most complex programs for the government across the energy and environmental, intelligence, space, defense, civilian and commercial end-markets. The scale and diversity of our solutions, capabilities, geographies, workforce and contract vehicles are central to our strategy and position us for outsized growth with our customers. The contracts we hold allow us to strategically partner with our customers on innovative engineering and technology solutions creating a competitive advantage for us and provides the opportunity for on-contract growth. We believe the U.S. federal government is increasingly looking to large, diversified providers for comprehensive solutions, for which Amentum offers a breadth and depth of proven expertise that is unique in the government services industry.

•Increase our penetration with existing, well-funded customers, where our current long-term contracts, backlog, and relationships provide a stable base for on-contract growth and expanded new opportunities. For example, Amentum has the opportunity to leverage a diverse set of digital modernization and cyber capabilities with longstanding government relationships to grow more broadly in the federal information technology market. We have successfully implemented this strategy with takeaway wins against longtime incumbents on Missile Defense Agency (“MDA”), the United States Space Force (“USSF”), and NASA programs. Our scale and capability set also provides broad access to major government Indefinite Delivery/Indefinite Quantity (“IDIQ”) contract vehicles providing us with access to opportunities for on-contract growth.

•Expand into high-growth and adjacent markets by leveraging technologies and innovation backed by our highly skilled workforce, mission expertise, and ecosystem of trusted partners. Some of these high growth areas include hypersonics, autonomous systems, sustainable energy, and artificial intelligence/machine learning. We believe our extensive RDT&E capabilities and our customers’ increasing focus on efficiency will enable us to compete effectively. Our ability to replicate modernization efforts across new end markets and various stages of the government acquisition lifecycle will expand our addressable market and enable growth in excess of our customers’ underlying budgets.

•Utilize core competencies to drive revenue synergies generated from our enhanced capabilities, relationships, and past performance credentials. These core competencies position us to bid and win opportunities, and our increased scale and competitive cost structure drive operational efficiencies, without compromising the quality of our solutions. Examples of areas where we combine past performance qualifications with longstanding customer relationships include intelligence analytics, C5ISR engineering & integration, and digital modernization. Our comprehensive offerings support the U.S. and its allies in maintaining a competitive advantage, utilizing innovative solutions to remain well ahead of the technology curve.

•Apply our business development engine to continue winning the largest and most complex programs. We complement our strong base of contracts with a proven business development engine that allows us to successfully bid and win new awards. We tailor each proposal to the needs of our customers, including providing the customer on-contract access to additional solutions as needed. We invest in and maintain a high level of collaboration between our operations and business development teams, which helps us retain our long-term contracts and ensure that we are integrating technological advances into our business development process.

•Strategic capital allocation through our asset-light business model and disciplined capital allocation policy will prioritize reducing debt in the near-term and delivering long-term value to stakeholders.

Key Capabilities

The combination of the Legacy Amentum and the CMS Business brings together a complementary suite of capabilities that we can leverage to capture large, complex contracts for a wide range of customers.

Environmental Solutions and Energy Transition

Amentum has a long history of providing innovative solutions to energy and environmental customers. We work to make the world safer, more secure and cleaner by eliminating environmental hazards and strengthening national security. Our capabilities include environmental remediation, site revitalization, nuclear non-proliferation and per- and polyfluoroalkyl substances (“PFAS”) solutions. Our core services within this capability are focused on environmental remediation for the DOE across various sites, including at Savannah River, Hanford, Oak Ridge, Portsmouth and the Idaho Cleanup Project. We have extensive experience in research and lab operations, fusion energy and other advanced clean energy technologies. In Europe, we continue to provide high-value consulting and proprietary technologies through the entire government acquisition lifecycle, including design, operations management, decommissioning and regeneration solutions, as well as serving multiple government IDIQs remediating the effects of radioactive material from legacy sites and programs. Amentum has also been involved in the development of technology that will enable the energy transition and decarbonization, as we are currently working with eight different Original Equipment Manufacturers (“OEMs”) to develop Advanced Modular Reactors (“AMRs”) and Small Modular Reactors (“SMRs”).

Space Solutions

We specialize in delivering comprehensive “launch to landing” solutions on highly technical and mission- critical contracts. As a leading services provider for NASA, we provide solutions across the full spectrum of design, base, mission and launch operations. Our space solutions and engineering capabilities include ISR integration, radio frequency signal processing, ground systems development, launch and landing operations, satellite payloads and sensor engineering. These are demonstrated through various contracts including NASA’s Consolidated Operations, Management, Engineering and Test (“COMET”) contract and NASA’s Johnson Space Center Engineering, Technology, and Science (“JETS”) II contract. Our core capabilities of launch support, digital modernization, on-orbit operations, program management and systems engineering are directly aligned to the highest growth budget priorities at NASA, the MDA and the USSF. In the longer term, we see additional opportunities in providing similar services and capabilities to a broader customer base, including other government agencies and commercial entities accessing space.

Intelligence, Cyber and Digital Engineering

We are at the forefront of wide-ranging cyber, digital services and modern software engineering providing enhanced data ingestion, collection, security and storage solutions for government agency customers spanning the Intelligence Community, the DOD and federal civilian markets.

Our intelligence capabilities support the Intelligence Community in addition to the greater defense and space community with demonstrated ability to provide technology-based solutions including intelligence analytics, intelligence collection training, C5ISR, threat recognition and analytics, in addition to intelligence operations management. Our ability to combine in depth analytics with next-generation technology provides critical and innovative solutions with notable expertise across the intelligence collection domain including signals intelligence, human intelligence, and geospatial intelligence.

Our cyber capabilities extend across multiple markets and enable greater delivery of next generation solutions into multi-domain operations across our government customers. Our offerings focus on the information environment, which includes assets such as networks, technology, infrastructure, and data. Specifically, our services continue to include development, security, and operations, full lifecycle software development, data integration and analytics, information assurance, digital maintenance, robotic and process automation, as well as physical and cyber resiliency.

Our digital engineering and integration capabilities support a variety of our customers’ missions. Our Model-Based System Engineering (“MBSE”) solutions span the lifecycle from a document-centric approach to a model-centric approach, using formalized digital models and our proven digital engineering playbook. These solutions are aligned with key DOD focus areas including the National Defense strategy: a digital engineering strategy focused on modernizing defense systems and speed of delivery to be able to fight and win the wars of the future. We also create virtual environments that enable advanced simulation techniques to evaluate the performance efficacy of candidate future systems.

Our intelligent asset management solutions enhance our customers’ return on investment as we address every aspect of asset management from concept to retirement. We provide comprehensive, technology-based supply chain management and sustainment solutions that are critical to helping our customers drive long-term cost reductions. In addition, our leading-edge remote expert technology and our global positioning within all DOD geographical areas of responsibility (“AORs”) afford us the ability to provide timely support to the urgent needs of our U.S. federal government customers and allied partners around the world.

We provide lifecycle IT services as a mission partner, including both enterprise IT and mission IT with embedded digital transformation upgrades. Our services include network engineering, platform engineering, unified communications engineering, infrastructure optimization, and managed services migration.

Research, Development, Test and Evaluation

Our leading RDT&E capabilities provide our customers with advanced solutions in R&D engineering, testing, evaluation and training. These diverse capabilities include rapid prototyping, integrated sustainment and advanced engineering solutions. We continue to be a key provider of design, delivery and operations of advanced mission systems engineering and test infrastructure across the DOD. Our strength in these capabilities is evident through alignment with key government growth trends including joint domain operations (through our multi-domain live virtual and constructive (“LVC”) solutions) and emerging regions. We continue to be positioned at the forefront of regional-based innovative advancements (such as the United States Indo-Pacific Command (“INDOPACOM”)) that will be required for the U.S. and allied nations to keep their competitive advantage against near-peer adversaries.

Contracts
We have been awarded contracts across a diverse group of customers across the end markets we serve. Our contracts represent approximately $45.0 billion worth of backlog as of September 27, 2024 providing expected stability to our business.

We contract with our customers generally under one of three types of price structures: cost-plus-fee, fixed-price and time-and-materials contracts.

•Cost-plus-fee contracts provide for reimbursement of our direct contract costs and allocable indirect costs, plus a fee (contract profit). Some of our cost-plus-fee contracts have award fee or incentive fee components, which are awarded, subject to the attainment of pre-specified thresholds, such as targets for factors like cost, quality, schedule, and performance, that are stipulated in each contract.

•Fixed-price contracts provide for a predetermined price for specific solutions. These contracts offer us potential increased profits if we can complete the work at lower costs than planned.

•Time-and-materials contracts typically provide for negotiated fixed hourly rates for specified categories of direct labor plus reimbursement of other direct costs. On time-and-materials contracts, we assume the risk of providing appropriately qualified staff to perform these contracts at the hourly rates set forth in the contracts over their period of performance.
Our historical contract mix by type, as a percentage of revenue, is indicated in the table below. As a result of the merger with CMS, the future contract mix by type, as a percentage of revenue, may be different.

	For the years ended
	September 27, 2024	September 29, 2023	September 30, 2022
Cost-plus-fee	62%	63%	69%
Fixed-price	27%	26%	23%
Time-and-materials	11%	11%	8%

We note that substantially all of our contracts, including our U.S. federal government contracts, are subject to cancellation, termination, or suspension at the discretion of the customer, and may be subject to changes in the scope of services to be provided, as well as adjustments to the costs relating to the contracts, and may be subject to other contingencies such as congressional appropriations.

Competitors
We compete against well-established corporations as well as smaller, more specialized companies that concentrate their resources on particular areas. Many contracts require teaming relationships and strategic partnerships that allow us to both partner with competitors while at the same time competing in other areas. We compete on various factors, including technical capabilities, successful performance history, qualified/security- cleared personnel, reputation with customers, price, geographic presence, and size.

Amentum's primary competitors include Booz Allen Hamilton Inc., CACI International Inc., KBR Inc., Leidos Holdings Inc., ManTech International Corporation, Parsons Corporation, Peraton Corporation, Science Applications International Corporation and V2X, Inc. Our domestic competition also includes large defense contractors such as Boeing Co., BAE Systems plc, General Dynamics Corporation, L3Harris Technologies Inc., Lockheed Martin Corporation, Northrop Grumman Corporation and RTX Corporation. In our U.K. defense market, our competitors include Babcock International Group plc, BAE Systems plc, Mott MacDonald Group Limited, Serco Group plc and Mace Group. Competitors for our global environmental business include Atkins Canada, Bechtel Global Corporation, BWX Technologies Inc., Honeywell International Inc., Huntington Ingalls Industries, Inc., Fluor Corporation and Westinghouse Electric. We also compete against small businesses that cater to specific customers, capabilities and geographies.

Human Capital Management
Our people are the core of our success. With more than 53,000 employees across approximately 80 countries, our human capital strategy is focused on attracting, developing, and retaining top talent aligned with our values and client needs. We provide comprehensive onboarding, continuous learning, and performance management systems to ensure every employee thrives. By fostering a culture of innovation and upskilling, we maintain a workforce that is agile, engaged, and equipped to drive Amentum’s mission forward.
Culture and Values
Amentum’s culture is built on innovation, excellence, courage, inclusion, collaboration, safety, and well-being. These values guide our decision-making and shape interactions across the company. We integrate these principles into leadership development, ethical decision-making, and diversity initiatives. Through leadership programs and employee engagement activities, we aim to empower employees to innovate and contribute to Amentum’s collective success.
Health and Safety
Amentum envisions a safer, smarter, cleaner world and that vision underpins our fierce commitment to environmental, health, and safety (“EHS”) excellence. Protecting our people, clients, and communities we serve and driving sustainable business practices is not just the right thing to do, it is essential to our success.
We know that “success starts with safety” because we have observed the correlation between excellence in safety and both improved financial performance and customer satisfaction. Our EHS principles of excellence shape our organizational culture, reinforce leadership commitment, boost employee engagement, improve work planning, guide risk-based decision-making, and facilitate rigorous performance monitoring. These elements contribute to reducing risks and substantially enhancing our company’s reliability. As a result, we consistently meet our commitments on time and on budget, while avoiding unforeseen and undesirable outcomes.
Talent Acquisition
Our talent acquisition strategy is aligned with our mission to drive innovation and operational excellence. We have expanded and intensified our recruitment efforts to meet the evolving needs of our growing global operations, with a focus on attracting top technical talent and building leadership capacity. Through strategic partnerships with leading educational institutions, professional organizations, community groups, and military-focused programs, we’ve built a robust talent pipeline that reflects the diversity of the markets we serve and the unique needs of our clients.
Our recruitment process is rigorous and inclusive, leveraging advanced analytics and AI-driven tools alongside best-in-class practices to identify top talent. We believe that attracting and retaining the best talent is critical to our success, and we remain committed to providing a workplace where all employees can continuously grow and contribute their best.
Career Mobility, Development, and Growth
At Amentum, we believe continuous learning and development are essential to both individual and organizational success. Our learning and development programs are designed to provide employees with the skills and knowledge they need to excel in their current roles and to prepare them for future opportunities within the company.
Career mobility is a key component of our talent management strategy. We encourage employees to explore different roles within the company and to take advantage of opportunities for lateral moves, promotions, and international assignments. Our internal career platform is designed to facilitate career mobility, providing employees with visibility into available opportunities and the resources they need to pursue them. We are committed to supporting the growth and development of our employees, and we believe that by investing in their success, we are investing in the future of Amentum.
Total Rewards, Benefits, and Wellness
We offer a comprehensive total rewards package designed to attract, retain, and motivate employees. Our total rewards strategy includes competitive compensation, performance-based incentives, and a wide range of benefits which support the health, well-being, and financial security of our employees.
Recently, we have enhanced our benefits offering to include additional wellness initiatives, mental health support, and financial planning services. Our benefits package also includes a variety of health insurance options, robust retirement savings plans, generous paid time off, and flexible work arrangements. Additionally, we offer a variety of wellness programs, including fitness challenges, health screenings, helpful mental health resources, and an employee assistance program. We believe by offering a comprehensive and competitive total rewards package, we can attract and retain the best talent, enhance employee engagement, and support the overall well-being of our workforce.
Performance Management
Amentum’s performance management system aligns individual performance with company goals, fostering continuous improvement and recognition. Our process includes annual reviews, continuous feedback, and new tools for tracking progress. Recognition programs celebrate both individual and team achievements, strengthening engagement and driving high performance across the organization.

Leadership
Leadership is at the heart of our success. We are committed to developing leaders who embody our core values and are capable of driving innovation, effectively managing change, and inspiring their teams. Our leadership development and mentorship programs are designed to equip leaders at all levels with the skills and knowledge they need to be effective in their roles and prepare them for future leadership opportunities.
Our leadership philosophy is grounded in our commitment to ethical business practices, transparency, and accountability. We believe strong leadership is essential to achieving our strategic goals, and we are dedicated to developing dynamic leaders who can drive Amentum’s success both today and in the future.

Intellectual Property
Our proprietary intellectual property portfolio covers products, technical solutions, consulting, methodologies, and know-how. Although we have selectively sought patent protection, Amentum’s services and solutions do not generally depend on patent protection. The portfolio is protected by non-disclosure agreements and contractual arrangements, as well as one or more of the following: trade secret, patent, copyright, and trademark protections. Some of the company’s intellectual property may contain licensed third-party and open-source components.

For our work under U.S. federal government funded contracts and subcontracts, the U.S. federal government obtains certain rights to data, software and related information or intellectual property developed under such contracts or subcontracts. These rights may allow the U.S. federal government to disclose or license such data, software, and related information or intellectual property to third parties. When we are acting as a subcontractor, our prime contractor may also have certain rights to data, information, and products that we develop under the subcontract.

Seasonality
Our business may experience seasonality due to the U.S. federal government’s fiscal year ending in the third calendar quarter, as well as the number of working days in a given quarter. U.S. federal government agencies may award extra tasks or complete other contract actions in the weeks before the end of a U.S. federal government’s fiscal year to avoid the loss of unexpended funds, which may favorably impact our fiscal fourth quarter. In addition, revenues may be unfavorably impacted in the summer and holiday seasons as a result of a greater number of holidays and a higher utilization of vacation time.

Business Segments and Major Customers
We operate our business activities and report financial results as two reportable segments: Digital Solutions (“DS”) and Global Engineering Solutions (“GES”).
The Digital Solutions segment provides advanced digital and data-driven solutions including intelligence analytics, space system development, cybersecurity, and next generation IT across the federal government and commercial clients.
The Global Engineering Solutions segment provides large-scale environmental remediation, clean energy, platform engineering, sustainment and supply chain management across all seven continents for the U.S. government and allied nations.
The presentation of financial results as two reportable segments is consistent with the way the Company operates its business and the manner in which our chief operating decision maker (“CODM”), currently our Chief Executive Officer, manages the operations of the Company for purposes of allocating resources and assessing performance.

Environmental Matters
Our business and mission success are dependent upon safeguarding our employees, contractors, customers and the communities in which we work. We support our customers and communities by protecting the environment through the pursuit and implementation of sustainable business practices that enhance our operational capabilities. To that end, Amentum’s management and administration of environment, health and safety processes for operational execution have been certified to the ISO 14001 standard.

Amentum’s operations are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations. Although we currently are not aware of any material environmental or regulatory compliance costs or liabilities, or any risks associated with climate change that would be materially adverse to us, we are continually engaged in the process to better understand those risks and liabilities. It is possible that we may incur material costs or liabilities in the future. These regulations and risks are described in more detail under “Risk Factors.”

Amentum is committed to being a good steward of the environment through assessing, mitigating and reducing the impact we have on climate change and the physical environment in which we operate. Actions Amentum is taking to reduce the environmental impact of its activities include increasing the number of electric vehicles in our fleet, improving the energy efficiency of our buildings and implementing a centralized fleet program that will optimize the management of owned and leased vehicles to reduce greenhouse gas (“GHG”) emissions.

Regulatory Matters
As a government contractor, our business is heavily regulated and, as a result, our need for business and employee support for regulatory compliance is significant. Our industry is governed by various laws and regulations, including but not limited to laws and regulations relating to the formation, administration, and performance of government contracts; the security and control of information and information systems; international trade compliance; combatting human trafficking; and the mandatory disclosure of “credible evidence” of criminal law violations or receipt of significant overpayments. Failure to ensure regulatory compliance may lead to civil or criminal penalties, termination of its government contracts, and/or suspension or debarment from contracting with customers.

Contracts with the U.S. federal government are subject to a multitude of regulatory requirements, including but not limited to the Federal Acquisition Regulation (“FAR”), which mandates uniform policies and procedures for U.S. federal government acquisitions and purchased services and governs the majority of our contracts. Individual agencies may also have regulations that supplement the FAR and with which we must also comply. We are also subject to other federal and state laws and regulations, including those that: (a) require certification and disclosure of cost or pricing data in connection with contract negotiations; (b) govern reimbursement rights under cost-based contracts; (c) allow the government and whistleblowers filing on behalf of the government to pursue treble damages, civil penalties, and sanctions for the provision of false or fraudulent claims to the U.S. federal government; (d) regulate wages and fringe benefits paid to certain employees on U.S. federal government contracts; and (e) restrict the use, dissemination and exportation of products and information for national security purposes. These laws include the False Claims Act, the Procurement Integrity Act, the Service Contract Act, the Davis Bacon Act, Cost Accounting Standards, and associated implementing regulations.

Our work for customers in jurisdictions outside the United States is subject to substantially equivalent laws and regulations as those discussed above.

Available Information
Our telephone number is (703) 579-0410 and our website can be accessed at www.amentum.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this Annual Report on Form 10-K.
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are made available free of charge on our website at www.amentum.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Documents filed by us with the SEC can also be viewed at www.sec.gov.

PART II

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the other sections of this information statement, including our audited consolidated financial statements, and notes thereto, “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements.” This discussion contains forward-looking statements that involve risks and uncertainties, all of which are based on our current expectations and could be materially affected by the uncertainties and other factors described throughout this information statement and particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You should review those sections for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
References to “Amentum”, the “Company”, “we”, “our” or “us” refer to Amentum Holdings, Inc. and its subsidiaries unless otherwise stated or indicated by context.
Overview
We are a global advanced engineering and technology solutions provider to a broad base of U.S. and allied government agencies, supporting programs of critical national importance across energy and environmental, intelligence, space, defense, civilian and commercial end-markets. We offer a broad reach of capabilities including environment and climate sustainability, intelligence and counter threat solutions, data fusion and analytics, engineering and integration, advanced test, training and readiness, and citizen solutions. As a leading provider of differentiated technology solutions, we have built a repertoire of deep customer knowledge, enabling us to engage our customers across multiple capabilities and markets. Underpinned by a strong culture of ethics, safety and inclusivity, Amentum is committed to operational excellence and successful execution.
We conduct our business activities and report financial results as two reportable segments: Digital Solutions and Global Engineering Solutions. The Digital Solutions segment provides advanced digital and data-driven solutions including intelligence analytics, space system development, cybersecurity, and next generation IT across the federal government and commercial clients. The Global Engineering Solutions segment provides large-scale environmental remediation, clean energy, platform engineering, sustainment and supply chain management across all seven continents for the U.S. government and allied nations. The presentation of financial results as two reportable segments is consistent with the way the Company operates its business and the manner in which our chief operating decision maker (“CODM”), currently our Chief Executive Officer, manages the operations of the Company for purposes of allocating resources and assessing performance.
Budgetary Environment
In fiscal year 2024, we generated approximately 90% of our revenues from contracts with the U.S. federal government, either as a prime contractor or a subcontractor to other contractors engaged in work for the U.S. federal government. We carefully follow the U.S. federal budget, legislative and contracting trends and activities and evolve our strategies accordingly.
The U.S. federal government fiscal year (“GFY”) 2024 appropriations bill was passed by Congress and signed by President Biden in March 2024. The final bill was consistent with the Fiscal Responsibility Act of June 2023. Defense discretionary spending saw a 3.3% increase to $886 billion, while non-defense discretionary spending remained flat at $703 billion.
The GFY 2025 budget request was submitted to Congress in March 2024 and maintained the levels set in the Fiscal Responsibility Act. The budget request would increase defense discretionary spending from $886 billion to $895 billion and non-defense discretionary spending from $704 billion to $711 billion. The budget request also includes a $25 billion increase to Department of Defense (“DOD”) spending. With the existing continuing resolution set to expire on December 20, 2024, Congress faces the decision of either passing another short-term continuing resolution or approving the 2025 funding bills before the year's end.
While we view the budget environment as constructive and believe core funding sources for our primary customer-based markets will continue to experience bipartisan tailwinds, there can be no certainty about the level of funding for any particular GFY or that appropriations bills will be passed in a timely manner. During those periods of time when appropriations bills have not been passed and signed into law, government agencies operate under a continuing resolution (“CR”), a temporary measure allowing the government to continue operations at prior year funding levels. Depending on their scope, duration, and other factors, CRs can negatively impact our business due to delays in new program starts, delays in contract awards decisions, and other factors.
Market Environment

We believe our scale, breadth of capabilities, and depth of experience give us a robust understanding of our customers’ evolving needs. Given our portfolio diversity, we believe our total addressable market, and associated growth rate, is sufficient to support our strategic growth plans.
We believe Amentum’s capabilities are strategically aligned to well-funded, long-term priorities for the federal government, allied nations, and commercial customers. Specifically, we believe we are well positioned to continue to win new business driven by the following trends in our addressable market:
•Increasing demand for outsourced services and solutions with federal government customers;
•Increased global demand for clean and environmentally sustainable solutions;
•Increased spending on government-wide modernization priorities;
•Increasing government focus on near-peer competitors and other nation state threats;
•Increasing discretionary spending for Indo-Pacific regional activities and initiatives; and
•Increased investment in advanced technologies (e.g., hypersonics, microelectronics, unmanned, electromagnetic spectrum).

Results of Operations for the Years Ended September 27, 2024, September 29, 2023 and September 30, 2022
The following table presents our results of operations for the periods presented:

	For the Year Ended September 27, 2024	Year to Year Change		For the Year Ended September 29, 2023	Year to Year Change		For the Year Ended September 30, 2022
		2023 to 2024			2022 to 2023
(Dollars in millions)		Dollars	Percent		Dollars	Percent
Revenues	$8,388	$523	6.6%	$7,865	$189	2.5%	$7,676
Cost of revenues	(7,590)	(507)	7.2	(7,083)	(178)	2.6	(6,905)
Selling, general, and administrative expenses	(353)	(56)	18.9	(297)	11	(3.6)	(308)
Amortization of intangibles	(228)	70	(23.5)	(298)	(26)	9.6	(272)
Equity earnings of non-consolidated subsidiaries	74	18	32.1	56	18	47.4	38
Goodwill impairment charges	—	186	(100.0)	(186)	(78)	72.2	(108)
Operating income	291	234	410.5	57	(64)	(52.9)	121
Interest expense and other, net	(438)	(41)	10.3	(397)	(244)	159.5	(153)
Loss on extinguishment of debt	(45)	(45)	—	—	32	(100.0)	(32)
Gain on acquisition of controlling interest	69	69	—	—	—	—	—
Loss before income taxes	(123)	217	(63.8)	(340)	(276)	431.3	(64)
Benefit (provision) for income taxes	40	21	110.5	19	33	(235.7)	(14)
Net loss	(83)	238	(74.1)	(321)	(243)	311.5	(78)
Less: net (loss) income attributable to non-controlling interests	1	(6)	(85.7)	7	13	(216.7)	(6)
Net loss attributable to Amentum	$(82)	$232	(73.9)	$(314)	$(230)	273.8	$(84)

Results of Operations September 27, 2024 vs September 29, 2023
Revenues — The increase in revenues was primarily attributable to new contract awards and growth on existing programs.
Cost of revenues — The increase in cost of revenues was primarily driven by increased revenue volume. As a percentage of revenues, cost of revenues was 90.5% and 90.1% for the years ended September 27, 2024 and September 29, 2023, respectively.
Selling, general, and administrative expenses (“SG&A”) — SG&A as a percentage of revenues increased from 3.8% for the year ended September 29, 2023 to 4.2% for the year ended September 27, 2024 primarily due to an increase in acquisition, transaction and integration costs.
Amortization of intangibles — Amortization of intangibles primarily relates to the amortization of our backlog and customer relationship intangible assets, which decreased as a result of the accelerated method of amortization utilized to amortize our intangibles which best approximates the proportion of the future cash flows estimated to be generated in each period over the estimated useful life of the applicable asset.

Equity earnings of non-consolidated subsidiaries — Equity earnings of non-consolidated subsidiaries include our proportionate share of the income from equity method investments and increased due to performance and operational efficiencies during the year ended September 27, 2024.
Goodwill impairment charges — In the fiscal year ended September 27, 2024, we completed our annual goodwill impairment test and concluded that no impairment charge was necessary as a result of this assessment. During the fiscal year ended September 29, 2023, we performed goodwill impairment tests which concluded that the carrying value of certain reporting units exceeded fair value. As a result, a non-cash impairment charge of $186 million was recognized during the year ended September 29, 2023.
Interest expense and other, net — The increase in interest expense and other, net was primarily due to an increase in interest rates on our variable rate debt and a reduced benefit from our interest rate swaps.
Loss on extinguishment of debt — The loss on extinguishment of debt was primarily due to a loss on the debt modification of $14 million and debt issuance costs of $31 million during the fiscal year ended September 27, 2024.
Gain on acquisition of controlling interest — The gain on acquisition of controlling interest was primarily due to the acquisition of a joint venture which was accounted for as a business combination achieved in stages, in which the Company’s previously held equity interest in the joint venture was remeasured to fair value, resulting in a gain of $69 million.
Benefit for income taxes — The effective tax rate for the year ended September 27, 2024 was 32.5%, as compared to 5.6% for the year ended September 29, 2023. The change in the effective tax rate was primarily due to the partial release of a valuation allowance against a deferred tax asset related to disallowed interest expense during the year ended September 27, 2024 impact of goodwill impairment charges recognized during the year ended September 29, 2023 that are nondeductible for income tax purposes.
In December 2021, the Organization for Economic Cooperation and Development (“OECD”) enacted model rules for a new 15% global minimum tax framework (“Pillar Two”). Many governments around the world have enacted or are in the process of enacting Pillar Two legislation. We are evaluating the potential impact of the rules but currently do not expect them to have a material impact.
Net income attributable to non-controlling interests — Net income attributable to non-controlling interests include the minority interests in our consolidated joint ventures that are not wholly-owned, which decreased due to performance on certain consolidated joint ventures and the completion of certain contracts.
Results of Operations September 29, 2023 vs September 30, 2022
Revenues — The increase in revenues was primarily attributable to a full year of performance on legacy PAE contracts contributing $0.9 billion as well as new contract awards and growth on existing programs of $0.5 billion, partially offset by the completion of certain contracts which totaled $1.2 billion, including a follow-on contract which transitioned from a consolidated joint venture to an equity method investment.
Cost of revenues — The increase in cost of revenues was primarily driven by increased revenue volume. As a percentage of revenues, cost of revenues was 90.1% and 90.0% for the years ended September 29, 2023 and September 30, 2022, respectively.
Selling, general, and administrative expenses — The decrease in SG&A was primarily attributable to the absence of the acquisition, transaction and integration costs associated with the acquisition of PAE during fiscal year 2022. As a percentage of revenues, SG&A was 3.8% and 4.0% for the years ended September 29, 2023 and September 30, 2022, respectively.
Amortization of intangibles — Amortization of intangibles primarily relates to the amortization of our backlog and customer relationship intangible assets, which increased as a result of a full year of amortization of PAE acquired intangible assets.
Equity earnings of non-consolidated subsidiaries — Equity earnings of non-consolidated subsidiaries include our proportionate share of the income from equity method investments, which increased due to a full year of performance on new equity method investments that started during the fiscal year ended September 30, 2022 partially offset by the completion of certain contracts.
Goodwill impairment charges — During the fiscal years ended September 29, 2023 and September 30, 2022, we performed goodwill impairment tests which concluded that the carrying value of a reporting unit exceeded fair value. As a result, non-cash impairment charges of $186 million and $108 million were recognized during the years ended September 29, 2023 and September 30, 2022, respectively.
Interest expense and other, net — The increase in interest expense and other, net was primarily due to additional interest on the new first and second lien borrowings obtained to acquire PAE, an increase in interest rates on our variable rate debt, and a reduced benefit from our interest rate swaps.

Loss on extinguishment of debt — The loss on extinguishment of debt was primarily due to debt issuance costs of $32 million during the fiscal year ended September 30, 2022.
Benefit (provision) for income taxes — The effective tax rate for the year ended September 29, 2023 was 5.6%, as compared to (21.9)% for the year ended September 30, 2022. The change in the effective tax rate was primarily due to the recognition of a partial valuation allowance against a deferred tax asset related to disallowed interest expense during the year ended September 29, 2023 and the impact of goodwill impairment charges that are nondeductible for income tax purposes recognized in both fiscal years relative to the total loss before income taxes.
Net (loss) income attributable to non-controlling interests — Net (loss) income attributable to non-controlling interests include the minority interests in our consolidated joint ventures that are not wholly-owned, which decreased due to the completion of a contract which transitioned to an equity method investment.

Segment Results for the Years Ended September 27, 2024, September 29, 2023 and September 30, 2022
The primary financial performance measures we use to manage our reportable segments and monitor results of operations are revenues and Adjusted EBITDA.
The following table presents our performance measure by reportable segment:

Digital Solutions

	For the Year Ended September 27, 2024	Year to Year Change		For the Year Ended September 29, 2023	Year to Year Change		For the Year Ended September 30, 2022
		2023 to 2024			2022 to 2023
(Dollars in millions)		Dollars	Percent		Dollars	Percent
Revenues	$1,981	$82	4%	$1,899	$279	17%	$1,620
Adjusted EBITDA	159	—	—%	159	35	28%	124

The increase in revenues for the year ended September 27, 2024, as compared to the year ended September 29, 2023, was primarily attributable to new contract awards and growth on existing programs. Adjusted EBITDA remained consistent on a year-over-year basis.
The increase in revenues and adjusted EBITDA for the year ended September 29, 2023, as compared to the year ended September 30, 2022, was primarily attributable to a full year of performance on legacy PAE contracts and new contract awards.

Global Engineering Solutions

	For the Year Ended September 27, 2024	Year to Year Change		For the Year Ended September 29, 2023	Year to Year Change		For the Year Ended September 30, 2022
		2023 to 2024			2022 to 2023
(Dollars in millions)		Dollars	Percent		Dollars	Percent
Revenues	$6,407	$441	7%	$5,966	$(90)	(1)%	$6,056
Adjusted EBITDA	459	22	5%	437	2	—%	435

The increase in revenues and adjusted EBITDA for the year ended September 27, 2024, as compared to the year ended September 29, 2023, was primarily attributable to new contract awards and growth on existing programs.
The decrease in revenues for the year ended September 29, 2023, as compared to the year ended September 30, 2022, was primarily attributable to the completion of certain contracts including a follow-on contract which transitioned from a consolidated joint venture to an equity method investment, partially offset by a full year of performance on legacy PAE contracts, new contract awards and growth on existing programs. Adjusted EBITDA remained consistent on a year-over-year basis.

Backlog
The Company's backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. The Company’s backlog includes unexercised option years and excludes the value of task orders that may be awarded under multiple award indefinite delivery / indefinite quantity (“IDIQ”) vehicles until such task orders are issued.
The Company’s backlog is either funded or unfunded:
•Funded backlog represents contract value for which funding is appropriated less revenues previously recognized on the contract.
•Unfunded backlog represents estimated values that have the potential to be recognized as revenues from negotiated contracts for which funding has not been appropriated and from unexercised contract options.

As of September 27, 2024, the Company had total backlog of $45.0 billion, compared with $26.8 billion as of September 29, 2023, an increase of $18.2 billion primarily due to the acquisition of CMS. Funded backlog as of September 27, 2024 was $7.6 billion.
There is no assurance that all backlog will result in future revenues being recognized, and the backlog balance is subject to increases or decreases based on the execution of new contracts, contract modifications or extensions, deobligations, early terminations, and other factors.
Revenues by Contract Type
Our earnings and profitability may vary materially depending on changes in the proportionate amount of revenues derived from each type of contract. For a discussion of the types of contracts under which we generate revenues, see “Critical Accounting Policies” below. The following table summarizes revenues by contract type for the periods presented:

	For the years ended
	September 27, 2024		September 29, 2023		September 30, 2022
(Dollars in millions)	Dollars	Percent	Dollars	Percent	Dollars	Percent
Cost-plus-fee	$5,198	62%	$4,941	63%	$5,256	69%
Fixed-price	2,226	27%	2,089	26%	1,777	23%
Time-and-materials	964	11%	835	11%	643	8%
Total revenues	$8,388	100%	$7,865	100%	$7,676	100%

Effects of Inflation
Given the nature of our operations and contract type mix, we expect the impact of inflation on our business may be limited for some of our contracts. During the fiscal year ended September 27, 2024, 62% of our revenues was generated under cost-plus-fee type contracts that have limited inflation risk as they include provisions that adjust revenues to cover costs affected by inflation. The remainder of our revenues was generated under time-and-materials or fixed-price type contracts which we have historically been able to price in a manner that accommodates inflation and cost increases over the period of performance but changes in our expectations with respect to inflation rates or in the overall mix of our contract types could cause future results to differ substantially.

Liquidity and Capital Resources
Existing cash and cash equivalents and cash generated by operations are our primary sources of liquidity, as well as sales of receivables under our Master Accounts Receivable Purchase Agreement (“MARPA”) and available borrowing capacity under the revolving credit facility provided for in the new senior credit facility (“New Credit Facility”).
On September 27, 2024, we entered into the New Credit Facility, which provides for a seven year, $3,750 million term loan facility (“Term Loan”) and a five year, $850 million revolving credit facility (“Revolver”), including a $200 million letter of credit subfacility and a $100.0 million swingline subfacility. The Revolver and the Term Loan mature on September 27, 2029 and September 27, 2031, respectively. The Term Loan requires quarterly principal amortization payments of $9 million with the remainder of the principal thereunder being due at maturity. In August 2024, the Company also completed an offering of $1,000 million in aggregate principal amount of 7.250% senior notes due August 01, 2032 (the “Senior Notes”).
The New Credit Facility and the Senior Notes are guaranteed by substantially all of our wholly owned material domestic restricted subsidiaries, subject to customary exceptions set forth in the credit agreement and indenture, respectively.
The interest rates applicable to the Term Loan are floating interest rates equal to an Alternate Base Rate or Canadian Prime Rate plus applicable margin or Term Secured Overnight Financing Rate (“SOFR”) or Term CORRA plus an applicable margin based upon our first lien net leverage ratio.
Each of the credit agreement and indenture requires us to comply with certain representations and warranties, customary affirmative and negative covenants and, in the case of the Revolver, under certain circumstances, a financial covenant. As of September 27, 2024 and September 29, 2023, we have been in compliance with all such covenants.
We believe that the combination of internally generated funds, available bank borrowings, and cash and cash equivalents on hand will provide the required liquidity and capital resources necessary to fund on-going operations, capital expenditures, scheduled principal and interest payments on our debt obligations, scheduled lease payments, and other working capital requirements over at least the next twelve months. Over the longer term, our ability to generate sufficient cash flows from operations necessary to fulfill the obligations under the New Credit Facility, Senior Notes and any other indebtedness we may incur will depend on our future financial performance which could be affected by factors outside of our control, including worldwide economic and financial market conditions.
See “Note 7 — Sales of Receivables” and “Note 13 — Debt” in Part II of this Annual Report on Form 10-K for additional information.

Cash Flow Information

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Net cash provided by operating activities	$47	$67	$126
Net cash provided by (used in) investing activities	475	(17)	(1,787)
Net cash (used in) provided by financing activities	(382)	(112)	1,724
Effect of exchange rate changes on cash and cash equivalents	7	1	(6)
Net increase (decrease) in cash and cash equivalents	$147	$(61)	$57
Cash Flows - September 27, 2024 vs September 29, 2023
Net cash provided by operating activities decreased by $20 million primarily as a result of the Transaction and debt modification and higher tax and interest payments, partially offset by cash inflows from sales of receivables under the MARPA.
Net cash provided by investing activities increased by $492 million primarily as a result of the CMS Business acquisition in fiscal year 2024.
Net cash used in financing activities increased by $270 million primarily as a result of repayment of the prior first and second lien credit agreements partially offset by proceeds from the borrowings under the Term Loan and Senior Notes, and a capital contribution provided in connection with the Transaction.
Cash Flows - September 29, 2023 vs September 30, 2022
Net cash provided by operating activities decreased by $59 million primarily as a result of higher interest payments and the timing of collections, partially offset by an increase related to the timing of vendor payments.
Net cash used in investing activities decreased by $1,770 million primarily as a result of the acquisition of PAE in fiscal year 2022.
Net cash used in financing activities changed by $1,836 million primarily as a result of new borrowings associated with the acquisition of PAE partially offset by repayment of the Tranche 2 Term Loan (as defined below). Cash used in financing activities during the year ended September 29, 2023 was primarily used toward debt repayments.
Contractual Obligations
For a description of the Company’s contractual obligations related to debt, pensions, leases, and retirement plans refer to “Note 10 — Retirement Plans”, “Note 11 — Pension Benefit Obligations”, “Note 13 — Debt” and “Note 15 — Leases” in Part II of this Annual Report on Form 10-K.
Commitments and Contingencies
The Company is involved in various claims, disputes, lawsuits, investigations, audits, administrative proceedings and similar matters arising in the normal course of business. Liabilities for loss contingencies arising from such matters and other sources are recorded when it is probable that an unfavorable result and/or liability will be incurred and the cost of the unfavorable result or liability can be reasonably estimated. Management is of the opinion that any liability or loss associated with such matters, either individually or in the aggregate, will not have a material adverse effect on the Company’s operations and liquidity.
For a discussion of these items, refer to “Note 22 — Legal Proceedings and Commitments and Contingencies” in Part II of this Annual Report on Form 10-K.
Critical Accounting Policies and Estimates
The process of preparing financial statements in conformity with GAAP requires the use of estimates and assumptions to determine reported amounts of certain assets, liabilities, revenues and expenses and the disclosure of related contingent assets and liabilities. These estimates and assumptions are based on information available at the time of the estimates or assumptions, including our historical experience, where relevant. Significant estimates and assumptions are reviewed quarterly by management. The evaluation process includes a thorough review of key estimates and assumptions used in preparing our financial statements. Because of the uncertainty of factors surrounding the estimates, assumptions and judgments used in the preparation of our financial statements, actual results may materially differ from the estimates.
Our critical accounting policies and estimates are those policies and estimates that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.
We believe the following accounting policies require significant judgment due to the complex nature of the underlying transactions:
Revenue Recognition
The Company generates revenue from service arrangements primarily with the U.S. government, including subcontracts with other contractors performing work for the U.S. government. The Company also serves state, local and foreign governments and commercial customers. Our services are generally performed under cost-plus-fee, fixed-price, or time-and-materials contracts which typically involve an annual base period of performance followed by renewal option periods that, once exercised, are generally accounted for as separate contracts.
We account for a contract when the parties have approved the contract and are committed to perform their respective obligations, the rights of each party and the payment terms are identified, the contract has commercial substance, and collectability is probable.
To determine the proper revenue recognition, we assess whether the distinct goods or services to be provided are to be accounted for as a single performance obligation or as multiple performance obligations. The majority of our contracts have a single performance obligation as the promise to transfer the respective goods or services is not separately identifiable from other promises in the contract and is therefore not distinct.
We also evaluate whether modifications to existing contracts should be accounted for as part of the original contract or as a separate contract. Contract modifications that create new enforceable rights and obligations are accounted for prospectively. Contract modifications that do not add distinct goods or services are accounted for through cumulative catch-up adjustments. Contract modifications that add distinct goods or services and increase the contract value by an amount that reflects the standalone selling price are accounted for as separate contracts.
The transaction price is the estimated amount of fixed and variable consideration we expect to receive for performance of our contracts. Variable consideration is typically in the form of award or incentive fees or a combination thereof. Variable consideration is generally based upon various objective and subjective criteria, such as meeting performance or cost targets. These estimates are based on historical award experience, anticipated performance and our best judgment based on current facts and circumstances. Management continuously monitors these factors that may affect the quality of its estimates, and material changes in estimates are disclosed accordingly. Variable consideration is included in the estimated transaction price, to the extent that it is probable that a significant reversal of cumulative revenues recognized will not occur, and there is a basis to reasonably estimate the amount of variable consideration.
The Company generally recognizes revenues over time throughout the contract performance period as control is transferred continuously to our customers as work progresses. We measure our progress towards completion using an input measure of total costs incurred divided by total costs expected to be incurred.
Revenues on cost-plus-fee contracts are recorded as contract allowable costs are incurred and fees are earned. Revenues are recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations.
Revenues on fixed-price contracts are recorded as work is performed over the period of performance. Revenues are recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations. Incurred cost represents work performed, which corresponds with the transfer of control to the customer. For such contracts, we estimate total costs at the inception of the contract based on our assumptions of the cost elements required to complete the associated tasks of the contract and assess the impact of the risks on our estimates of total costs to complete the contract. Our cost estimates are based on assumptions that include our employee labor costs, the cost of materials, and the performance of our subcontractors. These cost estimates are subject to change as we perform under the contract and as a result, the timing of revenues and amount of profit on a contract may change as there are changes in estimated costs to complete the contract. Such adjustments are recognized on a cumulative catch-up basis in the period we identify the changes. If total expected costs exceed total estimated contract revenues, a provision for the entire expected loss on the contract is recorded in the period in which the loss is identified. Total estimated losses are inclusive of any unexercised options that are probable of award, only if they increase the amount of the loss.
Revenues for time-and-materials contracts are recorded based on the amount for which we have the right to invoice our customers, because the amount directly reflects the value of our work performed for the customer. Revenues are recorded on the basis of contract allowable labor hours worked multiplied by the contract defined billing rates, plus the direct costs and indirect cost burdens associated with materials and subcontract work used in performance on the contract. Generally, profits on time-and-materials contracts result from the difference between the cost of services performed and the contractually defined billing rates for these services.
Business Combinations
The Company records all tangible and intangible assets acquired and liabilities assumed in a business combination at fair value as of the acquisition date, with any excess purchase consideration recorded as goodwill. Determining the fair value of acquired intangible assets requires management to make significant judgments about expected future cash flows, weighted-average cost of capital, discount rates, useful lives of assets and expected long-term growth rates. During the measurement period, not to exceed one year from the acquisition date, the Company may adjust provisional amounts recorded to reflect new information subsequently obtained regarding facts and circumstances that existed as of the acquisition date.
Goodwill
Goodwill represents the excess of amounts paid over the estimated fair value of net assets acquired from an acquisition. The Company evaluates goodwill for impairment annually on the first day of the fourth quarter of the fiscal year or whenever events or circumstances indicate that the carrying value may not be recoverable.
The evaluation includes a qualitative or quantitative assessment that compares the estimated fair value of the relevant reporting unit to its respective carrying value, including goodwill, and utilizes both market and income approaches. Under the market approach, we estimate the fair value of a reporting unit based on comparable public companies within our industry that have operations with observable and comparable economic characteristics and are similar in nature, scope and size to the reporting unit being compared. Under the income approach, we estimate the fair value of a reporting unit using a discounted cash flow model which includes significant judgments and assumptions about expected growth rates, terminal earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins, discount rates based on weighted-average cost of capital, assumptions regarding future capital expenditures and observable inputs of other comparable companies. The fair value of each reporting unit is compared to the carrying amount of the reporting unit and if the carrying amount of the reporting unit exceeds the fair value, then an impairment loss is recognized for the difference.

Recent Accounting Pronouncements
See “Note 3 — Recent Accounting Pronouncements” in Part II of this Annual Report on Form 10-K for additional information.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Amentum Holdings, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Amentum Holdings, Inc. (the Company) as of September 27, 2024 and September 29, 2023, the related consolidated statements of operations, comprehensive (loss) income, shareholders' equity and cash flows for each of the three years in the period ended September 27, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 27, 2024 and September 29, 2023, and the results of its operations and its cash flows for each of the three years in the period ended September 27, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition related to the cost-based input method for certain fixed-price contracts

Description of the Matter	As described in Note 2 to the consolidated financial statements, the Company generally recognizes revenue over time as performance obligations are satisfied as most of its contracts involve a continuous transfer of control to the customer. For many fixed-price contracts, revenue is recognized under a cost-based input method that requires an estimate of total costs at contract completion. Estimates of total costs at contract completion for certain fixed-price contracts are highly subjective to develop and can change over the contract performance period due to a wide range of variables, and these changes could have a material effect on the Company’s results of operations.

Auditing estimates of total costs at contract completion for certain fixed-price contracts was complex due to the judgment involved in evaluating management’s estimates of contract costs at completion, which include costs of employee labor costs, materials, and subcontractors. These estimates are based on management’s assessment of the status of the contract as well as historical results.

How We Addressed the Matter in Our Audit	To test the completeness and accuracy of the Company’s estimate of total costs at contract completion for certain fixed-price contracts that are highly subjective where revenue is recognized under a cost-based input method , our audit procedures included, among others evaluating the accuracy of management’s estimates by comparing planned costs to actual costs incurred to date, reviewing management’s projected costs for consistency with contract terms, and obtaining an understanding of the Company’s progress on the contract.

Valuation of acquired customer relationship intangible assets

Description of the Matter	As discussed in Notes 1 and 4 to the consolidated financial statements, on September 27, 2024, the spin-off of the Jacobs Solutions Inc. Critical Mission Solutions business and portions of the Divergent Solutions business merged with Amentum Parent Holdings LLC with the surviving entity renamed Amentum Holdings, Inc. The Company’s accounting for the acquisition included determining the fair value of the intangible assets acquired, which primarily relates to customer relationships. The Company recognized acquired customer relationship intangible assets of $1,590 million which were valued using the excess earnings method discounted cash flow approach.

Auditing the Company’s preliminary accounting for the acquired customer relationship intangible assets involved subjective auditor judgement due to the estimation required in management’s determination of the fair value of the intangible assets. The estimation was primarily due to the sensitivity of the fair values to underlying assumptions including discount rates and certain prospective financial information.

How We Addressed the Matter in Our Audit	To test the preliminary fair value of the acquired customer relationship intangible assets, our audit procedures included, among others, evaluating the Company’s valuation methodologies and their application, evaluating the prospective financial information used in the valuation, and testing the completeness and accuracy of underlying data. We involved our valuation specialists to assist in assessing the methodologies and testing the significant assumptions, including discount rates, used to value the acquired intangible assets. For example, we compared the significant assumptions to other information such as current industry trends and historical results of the acquired business. We also performed sensitivity analyses of the significant assumptions to evaluate the change in fair value resulting from changes in the assumptions.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Tysons, Virginia
December 17, 2024, except for Note 19, as to which the date is March 7, 2025

AMENTUM HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	September 27, 2024	September 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$452	$305
Accounts receivable, net	2,401	1,440
Prepaid expenses and other current assets	231	186
Total current assets	3,084	1,931
Property and equipment, net	144	85
Equity method investments	123	104
Goodwill	5,556	2,891
Intangible assets, net	2,623	988
Other long-term assets	444	414
Total assets	$11,974	$6,413
LIABILITIES
Current liabilities:
Current portion of long-term debt	$36	$45
Accounts payable	764	560
Accrued compensation and benefits	696	369
Contract liabilities	113	120
Other current liabilities	356	282
Total current liabilities	1,965	1,376
Long-term debt, net of current portion	4,643	4,067
Deferred tax liabilities	370	141
Other long-term liabilities	444	413
Total liabilities	7,422	5,997
Commitments and contingencies (Note 22)
SHAREHOLDERS' EQUITY
Common stock, $0.01 par value – 1,000,000,000 shares authorized and 243,302,173 shares issued and outstanding at September 27, 2024; no shares authorized, issued or outstanding at September 29, 2023.	2	—
Additional paid-in capital	4,962	772
Retained deficit	(527)	(445)
Accumulated other comprehensive income	23	48
Total Amentum shareholders' equity	4,460	375
Non-controlling interests	92	41
Total shareholders' equity	4,552	416
Total liabilities and shareholders' equity	$11,974	$6,413
See notes to consolidated financial statements

AMENTUM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	For the years ended
	September 27, 2024	September 29, 2023	September 30, 2022
Revenues	$8,388	$7,865	$7,676
Cost of revenues	(7,590)	(7,083)	(6,905)
Selling, general, and administrative expenses	(353)	(297)	(308)
Amortization of intangibles	(228)	(298)	(272)
Equity earnings of non-consolidated subsidiaries	74	56	38
Goodwill impairment charges	—	(186)	(108)
Operating income	291	57	121
Interest expense and other, net	(438)	(397)	(153)
Loss on extinguishment of debt	(45)	—	(32)
Gain on acquisition of controlling interest	69	—	—
Loss before income taxes	(123)	(340)	(64)
Benefit (provision) for income taxes	40	19	(14)
Net loss	(83)	(321)	(78)
Less: net (loss) income attributable to non-controlling interests	1	7	(6)
Net loss attributable to common shareholders	$(82)	$(314)	$(84)

Loss per share:
Basic	$(0.90)	$(3.49)	$(0.93)
Diluted	$(0.90)	$(3.49)	$(0.93)
See notes to consolidated financial statements

AMENTUM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in millions)

	For the years ended
	September 27, 2024	September 29, 2023	September 30, 2022
Net loss	$(83)	$(321)	$(78)
Other comprehensive income:
Net unrealized (loss) gain on interest rate swaps	(47)	25	—
Foreign currency translation adjustments	8	3	(8)
Pension adjustments	9	24	8
Other comprehensive (loss) income	(30)	52	—
Income tax benefit (provision) related to items of other comprehensive (loss) income	5	(13)	(2)
Other comprehensive (loss) income, net of tax	(25)	39	(2)
Comprehensive loss	(108)	(282)	(80)
Non-controlling interests	1	7	(6)
Comprehensive loss attributable to common shareholders	$(107)	$(275)	$(86)
See notes to consolidated financial statements

AMENTUM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in millions)

	Common Stock		Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity Attributable to Amentum Holdings, Inc.	Non-controlling Interests	Total Shareholders' Equity
	Shares	Amount
Balance at October 1, 2021	—	$—	$752	$(47)	$11	$716	$106	$822
Net loss	—	—	—	(84)	—	(84)	6	(78)
Other comprehensive loss, net of tax	—	—	—	—	(2)	(2)	—	(2)
Acquisition of PAE Inc.	—	—	—	—	—	—	17	17
Distributions to non-controlling interests	—	—	—	—	—	—	(56)	(56)
Equity based compensation and other	—	—	3	—	—	3	—	3
Balance at September 30, 2022	—	$—	$755	$(131)	$9	$633	$73	$706
Net loss	—	—	—	(314)	—	(314)	(7)	(321)
Other comprehensive loss, net of tax	—	—	—	—	39	39	—	39
Acquisition of remaining interest in consolidated joint ventures	—	—	14		—	14	(14)	—
Capital contribution from non-controlling interest	—	—	—	—	—	—	13	13
Distributions to non-controlling interests	—	—	—	—	—	—	(24)	(24)
Equity based compensation and other	—	—	3	—	—	3	—	3
Balance at September 29, 2023	—	$—	$772	$(445)	$48	$375	$41	$416
Net loss	—	—	—	(82)	—	(82)	(1)	(83)
Other comprehensive loss, net of tax	—	—	—	—	(25)	(25)	—	(25)
Acquisition of CMS	243	2	3,935	—	—	3,937	63	4,000
Capital contribution	—	—	235	—	—	235	—	235
Distributions to non-controlling interests	—	—	—	—	—	—	(6)	(6)
Equity based compensation and other	—	—	20	—	—	20	(5)	15
Balance at September 27, 2024	243	$2	$4,962	$(527)	$23	$4,460	$92	$4,552
See notes to consolidated financial statements

AMENTUM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	For the years ended
	September 27, 2024	September 29, 2023	September 30, 2022
Cash flows from operating activities
Net loss	$(83)	$(321)	$(78)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	23	27	20
Amortization of intangibles	228	298	272
Amortization of deferred loan costs and original issue discount	22	21	19
Goodwill impairment charges	—	186	108
Derivative instruments	37	21	(76)
Equity earnings of non-consolidated subsidiaries	(74)	(56)	(38)
Distributions from equity method investments	61	49	33
Deferred income taxes	(115)	(62)	(7)
Equity-based compensation	18	3	3
Gain on acquisition of controlling interest	(69)	—	—
Other	14	2	3
Changes in assets and liabilities, net of effects of business acquisition:
Accounts receivable, net	81	(68)	99
Prepaid expenses and other assets	78	56	64
Accounts payable, contract liabilities, and other current liabilities	(211)	(24)	(263)
Accrued employee compensation and benefits	43	(82)	(37)
Other long-term liabilities	(6)	17	4
Net cash provided by operating activities	47	67	126
Cash flows from investing activities
Acquisitions, net of cash acquired	488	—	(1,758)
Purchase of property and equipment	(11)	(12)	(18)
Contributions to equity method investments	(1)	(17)	(34)
Return of capital from equity method investments	—	14	24
Other	(1)	(2)	(1)
Net cash provided by (used in) investing activities	475	(17)	(1,787)
Cash flows from financing activities
Borrowings on revolving credit facilities	562	1,201	67
Payments on revolving credit facilities	(562)	(1,201)	(67)
Proceeds from borrowing under the term loans	2,620	—	2,816
Repayments of borrowings under the credit agreement	(4,177)	(34)	(992)
Proceeds from issuance of Senior Notes	1,000	—	—
Payments of debt issuance fees	(38)	—	(43)
Proceeds from borrowings under other agreements	1	5	40
Repayments of borrowings under other agreements	(13)	(67)	(36)
Capital contribution	235	—	—
Capital contribution from non-controlling interest	—	13	—
Distributions to non-controlling interests	(6)	(24)	(56)
Other	(4)	(5)	(5)
Net cash (used in) provided by financing activities	(382)	(112)	1,724
Effect of exchange rate changes on cash	7	1	(6)
Net change in cash and cash equivalents	147	(61)	57
Cash and cash equivalents, beginning of period	305	366	309
Cash and cash equivalents, end of period	$452	$305	$366
Supplemental disclosure of cash flow information
Common stock issued for the Transaction	$3,937	$—	$—
Income taxes paid, net of receipts	$(95)	$(26)	$(27)
Interest paid	$(373)	$(362)	$(208)
See notes to consolidated financial statements

AMENTUM HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Description of Business
Amentum Holdings, Inc. (collectively with its subsidiaries, “we,” “us,” “our,” “Amentum,” or the “Company”) is a global advanced engineering and technology solutions provider to a broad base of U.S. and allied government agencies, supporting programs of critical national importance across energy and environmental, intelligence, space, defense, civilian and commercial end-markets. We offer a broad reach of capabilities including environment and climate sustainability, intelligence and counter threat solutions, data fusion and analytics, engineering and integration, advanced test, training and readiness, and citizen solutions. As a leading provider of differentiated technology solutions, we have built a repertoire of deep customer knowledge, enabling us to engage our customers across multiple capabilities and markets.
On September 27, 2024, the spin-off of the Jacobs Solutions Inc. (“Jacobs”) Critical Mission Solutions business and portions of the Jacobs Divergent Solutions business (and, together with the Critical Mission Solutions business, referred to as the “CMS Business” or “CMS”) merged with Amentum Parent Holdings LLC (collectively, the “Transaction”) with the surviving entity renamed Amentum Holdings, Inc. We conduct our business activities and report financial results as two reportable segments: Digital Solutions and Global Engineering Solutions. The Digital Solutions segment provides advanced digital and data-driven solutions including intelligence analytics, space system development, cybersecurity, and next generation IT across the federal government and commercial clients. The Global Engineering Solutions segment provides large-scale environmental remediation, clean energy, platform engineering, sustainment and supply chain management across all seven continents for the U.S. government and allied nations.
Amentum's Registration Statement on Form 10 (the “Registration Statement”), filed with the Securities and Exchange Commission (“SEC”) on July 15, 2024, was declared effective on September 18, 2024. Amentum Parent Holdings LLC is the accounting acquirer of CMS for accounting purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Amentum Parent Holdings LLC is considered the Company’s predecessor and the historical financial statements of Amentum Parent Holdings LLC prior to September 27, 2024, are reflected in this Annual Report on Form 10-K as the Company’s historical financial statements. Accordingly, the financial results of the Company prior to September 27, 2024 do not include the financial results of CMS and current and future results will not be comparable to historical results.

Note 2 — Summary of Significant Accounting Policies
Reporting Periods
Amentum's fiscal year ends on the Friday nearest the end of September. Fiscal year 2023 and fiscal year 2024 ended on September 29, 2023 and September 27, 2024, respectively, and both included 52 weeks.
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with GAAP.
The consolidated balance sheet as of September 27, 2024 is for Amentum Holdings, Inc. and includes CMS, which was acquired by the Company on September 27, 2024. The consolidated statement of operations and statement of cash flows for the year ended September 27, 2024 is for Amentum Holdings, Inc. and does not include CMS activity due to the Transaction closing on September 27, 2024.
The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company has investments in joint ventures that are variable interest entities (“VIEs”). The VIEs are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation. In cases where the Company has (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant or the right to receive benefits from the entity that could potentially be significant to the VIE, the Company consolidates the entity. When the Company consolidates an entity that is not wholly-owned, the Company reports the minority interests in the entity as non-controlling interests in the equity section of the consolidated balance sheets. The Company has included the non-controlling interest in earnings of the entities within the consolidated net loss and deducted the same amount to derive net loss attributable to the Company. Alternatively, in cases where all of the aforementioned criteria are not met, the investment is accounted for under the equity method.
Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amount of revenues and expenses. The most significant estimates relate to estimating contract revenues and costs at completion, fair value measurements, fair value of goodwill and intangible assets, pension and defined benefit plan obligations, deferred tax liabilities, and reserves for contract-related matters and contingencies. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is subject to a wide range of variables. Actual results may differ from these estimates.
Revenue Recognition
The Company generates revenue from service arrangements primarily with the U.S. government, including subcontracts with other contractors performing work for the U.S. government. The Company also serves state, local and foreign governments and commercial customers. Our services are generally performed under cost-plus-fee, fixed-price, or time-and-materials contracts which typically involve an annual base period of performance followed by renewal option periods that, once exercised, are generally accounted for as separate contracts.
We account for a contract when the parties have approved the contract and are committed to perform their respective obligations, the rights of each party and the payment terms are identified, the contract has commercial substance, and collectability is probable.
To determine the proper revenue recognition, we assess whether the distinct goods or services to be provided are to be accounted for as a single performance obligation or as multiple performance obligations. The majority of our contracts have a single performance obligation as the promise to transfer the respective goods or services is not separately identifiable from other promises in the contract and is therefore not distinct.
We also evaluate whether modifications to existing contracts should be accounted for as part of the original contract or as a separate contract. Contract modifications that create new enforceable rights and obligations are accounted for prospectively. Contract modifications that do not add distinct goods or services are accounted for through cumulative catch-up adjustments. Contract modifications that add distinct goods or services and increase the contract value by an amount that reflects the standalone selling price are accounted for as separate contracts.
The transaction price is the estimated amount of fixed and variable consideration we expect to receive for performance of our contracts. Variable consideration is typically in the form of award or incentive fees or a combination thereof. Variable consideration is generally based upon various objective and subjective criteria, such as meeting performance or cost targets. These estimates are based on historical award experience, anticipated performance and our best judgment based on current facts and circumstances. Management continuously monitors these factors that may affect the quality of its estimates, and material changes in estimates are disclosed accordingly. Variable consideration is included in the estimated transaction price, to the extent that it is probable that a significant reversal of cumulative revenues recognized will not occur, and there is a basis to reasonably estimate the amount of variable consideration.
The Company generally recognizes revenues over time throughout the contract performance period as control is transferred continuously to our customers as work progresses. We measure our progress towards completion using an input measure of total costs incurred divided by total costs expected to be incurred.
Revenues on cost-plus-fee contracts are recorded as contract allowable costs are incurred and fees are earned. Revenues are recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations.
Revenues on fixed-price contracts are recorded as work is performed over the period of performance. Revenues are recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations. Incurred cost represents work performed, which corresponds with the transfer of control to the customer. For such contracts, we estimate total costs at the inception of the contract based on our assumptions of the cost elements required to complete the associated tasks of the contract and assess the impact of the risks on our estimates of total costs to complete the contract. Our cost estimates are based on assumptions that include our employee labor costs, the cost of materials, and the performance of our subcontractors. These cost estimates are subject to change as we perform under the contract and as a result, the timing of revenues and amount of profit on a contract may change as there are changes in estimated costs to complete the contract. Such adjustments are recognized on a cumulative catch-up basis in the period we identify the changes. If total expected costs exceed total estimated contract revenues, a provision for the entire expected loss on the contract is recorded in the period in which the loss is identified. Total estimated losses are inclusive of any unexercised options that are probable of award, only if they increase the amount of the loss.
Revenues for time-and-materials contracts are recorded based on the amount for which we have the right to invoice our customers, because the amount directly reflects the value of our work performed for the customer. Revenues are recorded on the basis of contract allowable labor hours worked multiplied by the contract defined billing rates, plus the direct costs and indirect cost burdens associated with materials and subcontract work used in performance on the contract. Generally, profits on time-and-materials contracts result from the difference between the cost of services performed and the contractually defined billing rates for these services.
Changes in Estimates on Contracts
The Company recognizes revenues on performance obligations using a cost-to-cost input method based on the ratio of costs incurred to date to total estimated costs at completion. Changes in estimates of revenues and costs of revenues related to performance obligations satisfied over time are recognized in the period in which the changes are made for the inception-to-date effect of the changes. The Company uses professional judgment when assessing risks, estimating contract revenues and costs, estimating variable consideration, and making assumptions for schedule and technical issues. The Company periodically reassesses its assumptions and estimates as needed. When estimates of total costs to be incurred on a contract exceed total revenues, a provision for the entire loss on the contract is recorded in the period in which the loss is determined. Total estimated losses are inclusive of any unexercised contract options that are probable of award.
Cost of Revenues
Cost of revenues includes all direct contract costs such as labor, materials, and subcontractor costs, allocations of indirect costs, and depreciation expense related to property and equipment directly attributable to contracts.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses include indirect costs that are allowable and allocable to contracts under federal procurement standards. Selling, general, and administrative expenses also include expenses that are unallowable under applicable procurement standards and are not allocable to contracts for billing purposes. Such unallowable expenses do not directly generate revenues but are necessary for business operations.
Cash and Cash Equivalents
The Company considers cash on deposit and all highly liquid investments with original maturities of three months or fewer at the date of purchase to be cash and cash equivalents.
Accounts Receivable
Accounts receivable include billed and billable receivables, and unbilled receivables. Billed and billable receivables represent amounts in which the right to consideration is unconditional other than the passage of time. The Company records its billed and billable receivables net of an allowance for expected credit losses. Upon determination that a specific receivable is uncollectible, the receivable is written off against the allowance for expected credit losses.
Contract Assets
Contract assets represent unbilled receivables in which our right to consideration is conditional upon factors other than the passage of time. Contract assets exclude billed and billable receivables. Contract assets consist of costs and fees that are billable on contract completion or billable upon other specified events, such as the completion of a milestone, retention of fees until contract completion, or resolution of a formal claim.
Accounting for Sales of Accounts Receivable
The Company considers accounts receivable transfers under its Master Accounts Receivable Purchase Agreement (“MARPA”) as sales under ASC 860, Transfers and Servicing, and derecognizes the sold accounts receivable from its balance sheet. The fair value of the sold accounts receivable approximated their book value due to their short-term nature.
Contract Liabilities
Contract liabilities represent advanced payments received from a customer and billings in excess of revenues recognized as of the balance sheet date. These amounts are subsequently recognized into revenues as the performance obligation is satisfied.
Property and Equipment
Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. We review the carrying amounts of long-lived assets for impairment whenever there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable and the carrying amount of the asset exceeds its estimated fair value.

Leases
The Company enters into contractual arrangements primarily for the use of real estate facilities, information technology equipment, vehicles, and certain other equipment. These arrangements contain a lease when the Company controls the underlying asset and has the right to obtain substantially all of the economic benefits or outputs from the asset. We have short-term leases, operating leases, and finance leases.
The Company accounts for leases in accordance with principles contained in ASC 842, Leases. The Company categorizes leases with contractual terms longer than twelve months as either operating or finance leases. Finance leases are generally those leases that allow us to substantially utilize or pay for the entire asset over its estimated life. Assets acquired under finance leases are recorded in property and equipment, net. Finance lease assets are amortized within cost of revenues on a straight-line basis over the shorter of the estimated useful lives of the assets or, in the instance where title does not transfer at the end of the lease term, the lease term. The interest component of a finance lease is included in interest expense and other, net and recognized using the effective interest method over the lease term.
The Company records a right-of-use asset and lease liability as of the lease commencement date equal to the present value of the remaining lease payments for its operating and finance leases. Most of our leases do not provide an implicit rate that can be readily determined. Therefore, we use a discount rate based on the Company’s incremental borrowing rate, which is determined using our credit rating and information available as of the commencement date. The right-of-use asset is then adjusted for initial direct costs and certain lease incentives included in the contractual arrangement.
The Company has elected the practical expedient to apply the lease recognition guidance for short-term leases defined as twelve months or fewer. Our operating lease arrangements may contain options to extend the lease term or for early termination. We account for these options when it is reasonably certain we will exercise them. Right-of-use assets are evaluated for impairment in a manner consistent with the treatment of other long-lived assets. Operating lease expense is recognized on a straight-line basis over the lease term and is recorded within cost of revenues or selling, general, and administrative expenses on the consolidated statements of operations.
Business Combinations
The Company records all tangible and intangible assets acquired and liabilities assumed in a business combination at fair value as of the acquisition date, with any excess purchase consideration recorded as goodwill. Determining the fair value of acquired intangible assets requires management to make significant judgments about expected future cash flows, weighted-average cost of capital, discount rates, useful lives of assets and expected long-term growth rates. During the measurement period, not to exceed one year from the acquisition date, the Company may adjust provisional amounts recorded to reflect new information subsequently obtained regarding facts and circumstances that existed as of the acquisition date.
Intangible Assets
The Company primarily amortizes intangible assets using an accelerated method which best approximates the proportion of the future cash flows estimated to be generated in each period over the estimated useful life of the applicable asset and evaluated on an annual basis to ensure continued appropriateness unless their estimated useful lives are determined to be indefinite or the estimated cash flows indicate another pattern of amortization should be used.
Goodwill
Goodwill represents the excess of amounts paid over the estimated fair value of net assets acquired from an acquisition. The Company evaluates goodwill for impairment annually on the first day of the fourth quarter of the fiscal year or whenever events or circumstances indicate that the carrying value may not be recoverable.
The evaluation includes a qualitative or quantitative assessment that compares the estimated fair value of the relevant reporting unit to its respective carrying value, including goodwill, and utilizes both market and income approaches, which are Level 2 and Level 3 inputs, respectively. The market approach utilizes observable Level 2 inputs as it considered the inputs of other comparable companies. The income approach utilizes unobservable inputs and management judgment which are Level 3 fair value measurements. The analysis utilizes significant judgments and assumptions about expected growth rates, terminal earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins, discount rates based on weighted-average cost of capital, assumptions regarding future capital expenditures and observable inputs of other comparable companies. The fair value of each reporting unit is compared to the carrying amount of the reporting unit and if the carrying amount of the reporting unit exceeds the fair value, then an impairment loss is recognized for the difference.
Commitments and Contingencies
Accruals for commitments and loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

Defined Benefit Pension Plans
Accounting and reporting for the Company’s defined benefit pension plans require the use of assumptions, including but not limited to, a discount rate and an expected return on assets. We base the discount rate on a yield curve developed from corporate bonds rated AA or better with maturities consistent with our projected defined benefit plan cash flows. We evaluate the discount rate and related assumptions at least annually based on reviews of current plan information and consultation with the Company's independent actuary and the plans’ investment advisor. If these assumptions differ materially from actual results, the Company’s obligations under the defined benefit pension plans could also differ materially, potentially requiring the Company to record an additional liability. The Company’s defined benefit pension plan liabilities are developed from actuarial valuations, which are performed each year.
Income Taxes
The Company provides for income taxes in accordance with principles contained in ASC 740, Income Taxes. Under these principles, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Any interest or penalties incurred in connection with income taxes are recorded as part of the provision for income taxes for financial reporting purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company also evaluates any uncertain tax positions and recognizes a liability for the tax benefit associated with an uncertain tax position if it is more likely than not that the tax position will not be sustained on examination by the taxing authorities upon consideration of the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Any change in judgment related to the expected ultimate resolution of uncertain tax positions is recognized in the period in which such change occurs. The Company recognizes interest and penalties related to uncertain tax positions within benefit (provision) for income taxes in the consolidated statement of operations.
Interest Rate Swap Agreements
We enter into interest rate swap agreements in order to hedge the variability of expected future cash interest payments. We designate our derivative instruments as cash flow hedges if they meet the criteria specified in ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives designated and qualifying as cash flow hedges are deferred in accumulated other comprehensive income and are recognized into earnings as the hedged transactions affect earnings. Changes in the fair value of derivatives not designated and qualifying as cash flow hedges are immediately recognized in earnings and classified as interest expense.
Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and amounts included in other current assets and current liabilities that meet the definition of a financial instrument approximate fair value because of the short-term nature of these amounts. The fair value of our debt approximates its carrying value. The fair value of our debt was estimated using Level 2 inputs based on our recently priced debt.
Loss Per Share
Basic loss per share is computed by dividing net loss attributable to common shareholders by the weighted-average number of common shares outstanding for the period. Due to the loss experienced by the Company, the computation of diluted loss per share does not assume the impact of restricted stock units that would have an antidilutive effect on loss per share. Information about the weighted-average number of basic and diluted shares is presented in “Note 21 — Loss Per Share”.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to credit risk include receivables and cash equivalents. Receivables credit risk is also limited due to the credit worthiness of the U.S. Government. Management believes the credit risk associated with the Company’s cash equivalents is limited due to the credit worthiness of the obligors of the investments underlying the cash equivalents. In addition, although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with high quality financial institutions. Approximately 90%, 91% and 94% of the Company’s revenues were derived through direct contracts with agencies of the U.S. Government for the years ended September 27, 2024, September 29, 2023 and September 30, 2022, respectively.
Foreign Currency Translation

The Company’s functional currency is generally the United States dollar except for foreign operations where the functional currency is generally the local currency. Results of operations for foreign entities are translated to U.S. dollars using the average exchange rates during the period. Assets and liabilities for foreign entities are translated using the exchange rates in effect as of the date of the balance sheet. Resulting translation adjustments are recorded as a foreign currency translation adjustment into other accumulated comprehensive income in shareholders’ equity.
Comprehensive (Loss) Income
Comprehensive (loss) income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Other comprehensive (loss) income refers to revenues, expenses, and gains and losses that under GAAP are included in comprehensive (loss) income, but excluded from the determination of net (loss) income. The elements within other comprehensive (loss) income consist of foreign currency translation adjustments, differences between actual amounts and estimates based on actuarial assumptions and the effect of changes in actuarial assumptions made under the Company’s pension plans and the changes in the fair value of interest rate swap agreements. The Company accounts for the residual income tax effects in comprehensive income using the portfolio method and will release the residual tax effect when the entire portfolio of the applicable balance is terminated.

Note 3 — Recent Accounting Pronouncements

Accounting Standards Updates Issued but Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, to improve reportable segment disclosure requirements. This update requires disclosure of significant segment expenses and other segment items in annual and interim periods. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The amendment requires retrospective application to all prior periods presented in the financial statements and early adoption is permitted. We are currently evaluating the impacts of the new standard on our consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, to enhance transparency and usefulness of income tax disclosures. This update requires disaggregated information about an entity’s effective tax rate reconciliation as well as information on income taxes paid. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, and may be applied on a prospective or retrospective basis. We are currently evaluating the impacts of the new standard on our consolidated financial statements.

Accounting Standards Updates Adopted

There have been no recently adopted accounting pronouncements that are material to the Company's consolidated financial statements.

Note 4 — Acquisitions
Acquisition of CMS
On September 27, 2024, Amentum Parent Holdings LLC completed its merger with CMS in a Reverse Morris Trust transaction. Amentum Parent Holdings LLC is the accounting acquirer of CMS. Immediately following the Transaction, the Company has 243 million issued and outstanding shares of common stock, of which Jacobs and its shareholders owned 58.5% of the issued and outstanding shares of common stock, and Amentum Equityholder owned 37.0%. Further, 4.5% of the issued and outstanding shares of common stock have been placed in escrow, to be released and delivered in the future to Jacobs and its shareholders or to Amentum Equityholder, depending on the achievement of certain fiscal year 2024 targets by the CMS Business (“Additional Merger Consideration”). The final determination of this Additional Merger Consideration is expected to be completed during the measurement period.

CMS is a leading provider of mission-critical, technology-driven services in government and commercial markets. The CMS Business provides test, training and operations services for missile defense systems; IT and engineering services to defense clients and the Space sector; technological solutions including installations, decommissioning, and environmental remediation to energy clients; other highly technical consulting solutions; advanced cyber training and data analytics for government professionals; advanced communication systems and aerial mapping technologies to national security clients and other technical services for United States defense and intelligence clients. As a result of the Transaction, the Company will be a leading government services provider to the U.S. federal government and its allies.

Under the acquisition method of accounting, total preliminary consideration exchanged for the CMS transaction was:

(In millions, except per share amounts)	September 27, 2024
Shares of Amentum Holdings, Inc. common stock issued to CMS shareholders	142
Per share price of Amentum Holdings, Inc. common stock	25.67
Fair value of common stock issued to CMS shareholders[1]	3,654
Fair value of additional equity consideration issued to CMS shareholders[2]	281
Other consideration[3]	6
Fair value of consideration transferred	3,941
Fair value of previously held equity interest[4]	84
Total consideration	$4,025
(1)    Represents the fair value of consideration received by Jacobs shareholders to provide 58.5% ownership in the Company.
(2)    Represents the Additional Equity Consideration which is subject to the finalization of target operating profit metrics by CMS for the year ended September 27, 2024.
(3)    Represents other immaterial adjustments, including a) estimated equity consideration related to pre-combination share-based compensation awards, b) the settlement of CMS transaction costs paid by Amentum, and c) the removal of consideration related to the acquisition of non-controlling interests.
(4)    Prior to the Transaction, we held a non-controlling interest in a joint venture of 50% which was accounted for under the equity method of accounting, with the remaining 40% held by the CMS Business and 10% held by an unrelated third party. As a result of the Transaction, the Company gained a controlling financial interest in the joint venture and it became a consolidated joint venture of the Company. This joint venture acquisition was accounted for as a business combination achieved in stages. Our pre-existing equity method investment in the joint venture was remeasured at an acquisition date fair value of $170 million by using a discounted cash flow model based on estimated future revenues, margins and discount rates, among other variables and estimates. The Company’s previously held equity interest in the joint venture was remeasured to fair value, resulting in a gain of $69 million, which is included in gain on acquisition of controlling interest in our consolidated statements of operations. Additionally, as of the acquisition date, the Company had a payable from the joint venture with a fair value of $1 million that was settled in connection with the acquisition.
The Company recognized $79 million of transaction costs for the year ended September 27, 2024, of which $31 million relates to debt issuance costs that were incurred immediately following the transaction and are expensed and presented in loss on extinguishment of debt in the consolidated statements of operations. The remaining $48 million of transaction costs are presented within selling, general, and administrative expenses in the consolidated statements of operations.
The Transaction was accounted for as a business combination. The Company assessed the fair value of the identifiable intangible assets including customer relationships and backlog, which were valued using the excess earnings method of the income approach. This method requires several judgments and assumptions to determine the fair value of the intangible assets including expected future cash flows, weighted-average cost of capital, discount rates, useful lives of assets and expected long-term growth rates. The goodwill recognized was attributable to the synergies expected to be achieved by combining the businesses of Amentum and CMS, expected future contracts and the acquired workforce. The goodwill is partially deductible for tax purposes.
The purchase price was allocated, on a preliminary basis, to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with the excess purchase consideration recorded as goodwill. The Company is still evaluating the determination of fair values allocated to various assets and liabilities, including, but not limited to, intangible assets, accounts receivable, other current assets, property and equipment, equity method investments and joint ventures, other long-term assets, income taxes, deferred taxes, accounts payables, other current liabilities, contract liabilities, other long-term liabilities, non-controlling interests, additional merger consideration and goodwill. The allocation of the purchase price is preliminary and subject to change as the Company continues to obtain and assess relevant information that existed as of the acquisition date, including but not limited to, information pertaining to CMS’ legal proceedings, reserves, income taxes, contracts with customers, and pre-acquisition contingencies. Additionally, in connection and in accordance with the terms of the spin-off, prior to the spin-off and Transaction, CMS provided a cash payment to Jacobs of approximately $911 million, after adjustments based on the levels of cash, debt and working capital in the CMS Business, which is subject to final settlement between the parties, as set forth in the Merger Agreement, and may result in changes to the purchase price allocation. The Company expects to have sufficient information available to resolve these items within one year of the CMS acquisition date. The preliminary allocation of the purchase price is as follows:

(Amounts in millions)	Preliminary Allocation of Purchase Price
Cash and cash equivalents	$488
Accounts receivable	1,043
Prepaid expenses and other current assets	82
Property and equipment	72
Equity method investments	17
Goodwill	2,665
Intangible assets	1,860
Other long-term assets	107
Current portion of long-term debt	(8)
Accounts payable	(257)
Accrued compensation and benefits	(285)
Contract liabilities	(48)
Other current liabilities	(98)
Long-term debt, net of current portion	(1,122)
Deferred tax liabilities	(353)
Other long-term liabilities	(75)
Non-controlling interests	(63)
Total consideration	$4,025
The estimated fair value of acquired backlog of $270 million is amortized on an accelerated basis over approximately 1 year and the estimated fair value of customer relationship intangible assets of $1,590 million is amortized on an accelerated basis over approximately 14 years. The fair value attributed to these intangible assets acquired was based on assumptions and other information compiled by management, including independent valuations that utilized established valuation techniques, and thus represents a Level 3 fair value measurement. The income approach was primarily used to value the intangible assets, consisting primarily of acquired program and contract intangibles and backlog. The income approach indicates value for an asset based on the present value of cash flow projected to be generated by the asset. Projected cash flow is discounted at a rate of return that reflects the relative risk of achieving the cash flow and the time value of money.
Pro Forma Combined Financial Information
The following unaudited pro forma financial information presents the combined results of operations for CMS and the Company for the pre-acquisition periods of the twelve months ended September 27, 2024 and September 29, 2023, respectively:

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023
Revenues	$13,858	$13,371
Net income (loss) attributable to common shareholders	145	(170)
The unaudited pro forma combined financial information presented above has been prepared from historical financial statements that have been adjusted to give effect to the Transaction as though it had occurred on October 1, 2022. The unaudited pro forma combined financial information includes adjustments for intangible asset amortization, stock-based compensation, interest expense, policy adjustments, and other transaction costs. The unaudited pro forma financial information is not intended to reflect the actual results of operations that would have occurred if the acquisition had occurred on October 1, 2022 nor is it indicative of future operating results.

Note 5 — Revenues
Disaggregation of Revenues

The Company disaggregates revenues by customer, contract type, prime contractor versus subcontractor, and geographic location and whether the solution provided is primarily Digital Solutions or Global Engineering Solutions. These categories represent how the nature, amount, timing, and uncertainty of revenues and cash flows are affected.
Disaggregated revenues by customer-type were as follows:

	For the years ended
	September 27, 2024			September 29, 2023			September 30, 2022
(Amounts in millions)	DS	GES	Total	DS	GES	Total	DS	GES	Total
Department of Defense and U.S. Intelligence Community	$1,509	$4,094	$5,603	$1,474	$3,791	$5,265	$1,291	$4,093	$5,384
Other U.S. Government Agencies	386	1,598	1,984	341	1,526	1,867	280	1,522	1,802
Commercial and International	86	715	801	84	649	733	49	441	490
Total revenues	$1,981	$6,407	$8,388	$1,899	$5,966	$7,865	$1,620	$6,056	$7,676

Disaggregated revenues by contract-type were as follows:

	For the years ended
	September 27, 2024			September 29, 2023			September 30, 2022
(Amounts in millions)	DS	GES	Total	DS	GES	Total	DS	GES	Total
Cost-plus-fee	$964	$4,234	$5,198	$875	$4,066	$4,941	$746	$4,510	$5,256
Fixed-price	650	1,576	2,226	667	1,422	2,089	605	1,172	1,777
Time-and-materials	367	597	964	357	478	835	269	374	643
Total revenues	$1,981	$6,407	$8,388	$1,899	$5,966	$7,865	$1,620	$6,056	$7,676

Disaggregated revenues by prime contractor versus subcontractor were as follows:

	For the years ended
	September 27, 2024			September 29, 2023			September 30, 2022
(Amounts in millions)	DS	GES	Total	DS	GES	Total	DS	GES	Total
Prime contractor	$1,772	$5,738	$7,510	$1,722	$5,236	$6,958	$1,446	$5,433	$6,879
Subcontractor	209	669	878	177	730	907	174	623	797
Total revenues	$1,981	$6,407	$8,388	$1,899	$5,966	$7,865	$1,620	$6,056	$7,676

Revenues by geographic location are reported by the country in which the work is performed and were as follows:

	For the years ended
	September 27, 2024			September 29, 2023			September 30, 2022
(Amounts in millions)	DS	GES	Total	DS	GES	Total	DS	GES	Total
United States	$1,679	$4,376	$6,055	$1,544	$4,204	$5,748	$1,245	$4,663	$5,908
International	302	2,031	2,333	355	1,762	2,117	375	1,393	1,768
Total revenues	$1,981	$6,407	$8,388	$1,899	$5,966	$7,865	$1,620	$6,056	$7,676

Changes in Estimates on Contracts
Changes in estimated contract earnings at completion using the cumulative catch-up method of accounting were recognized in revenues as follows:

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Favorable earnings at completion adjustments	$83	$88	$75
Unfavorable earnings at completion adjustments	(38)	(46)	(27)
Net favorable adjustments	$45	$42	$48

Impact on diluted loss per share attributable to common shareholders (1)	$0.40	$0.37	$0.42
(1)    The impact on diluted loss per share attributable to common shareholders is calculated using our statutory rate.
Remaining Performance Obligations
The Company’s remaining performance obligations balance represents the expected revenues to be recognized for the satisfaction of remaining performance obligations on existing contracts. This balance excludes unexercised contract option years and task orders that may be issued as part of an indefinite delivery, indefinite quantity contract. The remaining performance obligations balance as of September 27, 2024 and September 29, 2023 was $12.9 billion and $6.2 billion, respectively.
As of September 27, 2024, the Company expects to recognize approximately 60% and 80% of the remaining performance obligations balance as revenues over the next 12 and 24 months, respectively, with the remainder to be recognized thereafter.

Note 6 — Contract Balances
The Company's contract balances consisted of the following (in millions):

		As of
Description of Contract Related Balance	Classification	September 27, 2024	September 29, 2023
Billed and billable receivables	Accounts receivable, net	$1,378	$825
Contract assets	Accounts receivable, net	986	581
Related party receivables	Accounts receivable, net	37	34
Long-term contract assets	Other long-term assets	138	138
Contract liabilities - deferred revenues and other contract liabilities	Contract liabilities	(113)	(120)
Contract assets primarily relate to accruals for reimbursable costs and fees in which our right to consideration is conditional. Long-term contract assets relate to a prior acquisition and are discussed further in Note 22 — Legal Proceedings and Commitments and Contingencies.
The Company recognized revenues of $98 million and $60 million during the years ended September 27, 2024 and September 29, 2023, respectively, that was included in Contract liabilities as of September 29, 2023 and September 30, 2022, respectively.

Note 7 — Sales of Receivables
On March 26, 2024, the Company entered into a Master Accounts Receivable Purchase Agreement (“MARPA”) with MUFG Bank, Ltd., (the “Purchaser”) for the sale of certain designated eligible U.S. Government receivables. Under the MARPA, the Company can sell certain eligible receivables up to a maximum amount of $250 million. The Company’s receivables are sold under the MARPA without recourse for any U.S. Government credit risk.
The Company does not retain an ongoing financial interest in the transferred receivables other than cash collection and administrative services. The Company estimated that its servicing fee was at fair value and therefore no servicing asset or liability related to these receivables was recognized as of September 27, 2024. Proceeds from the sold receivables are reflected in operating cash flows on the statement of cash flows.

The Company's MARPA activity consisted of the following (in millions):

As of and for the Year Ended September 27, 2024

Beginning balance:	$—
Sales of receivables	1,574
Cash collections	(1,397)
Outstanding balance sold to Purchaser (1)	177
Cash collected, not remitted to Purchaser (2)	(39)
Remaining sold receivables	$138
(1)    For the year ended September 27, 2024, the Company recorded a net cash inflow of $177 million in its cash flows from operating activities, respectively, from sold receivables. MARPA cash flows are calculated as the change in the outstanding balance during the fiscal year.
(2)    Includes the cash collected on behalf of but not yet remitted to the Purchaser as of September 27, 2024. This balance is included in Other accrued liabilities as of the balance sheet date.

Note 8 — Goodwill and Intangible Assets
Goodwill
The table below presents changes in the carrying amount of goodwill by reportable segment for the periods presented:

(Amounts in millions)	DS	GES	Total
Balance as of September 30, 2022	$1,303	$1,699	$3,002
Acquisition of PAE (1)	33	42	75
Goodwill impairment charges	(80)	(106)	(186)
Balance as of September 29, 2023	1,256	1,635	2,891
Acquisition of CMS	1,156	1,509	2,665
Balance as of September 27, 2024	$2,412	$3,144	$5,556
(1)    Represents changes to goodwill resulting from measurement period adjustments recorded in fiscal year 2023 associated with the acquisition of PAE Incorporated (“PAE”) purchase price allocation.
During the first quarter of fiscal year 2023, we amended our organizational structure and performed an interim goodwill impairment test. Our interim quantitative goodwill impairment test concluded that the carrying value of one reporting unit exceeded its fair value. As a result, a non-cash impairment charge of $186 million was recognized during the year ended September 29, 2023. Had the information included in the quantitative test been known at the date of our fiscal year 2022 annual impairment test, there would have been no material change in the measurement of the impairment charge.
In the fourth quarter of fiscal year 2024, we performed our annual goodwill impairment test and concluded no impairment charges were necessary.
Accumulated goodwill impairment was $294 million as of both September 27, 2024 and September 29, 2023.
Intangible Assets
Intangible assets, net consisted of the following:

	As of September 27, 2024
(Amounts in millions, except years)	Weighted Average Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net
Backlog	2.4	$931	$(552)	$379
Customer relationship intangible assets	12.9	2,781	(550)	2,231
Capitalized software	4.8	23	(10)	13
Total intangible assets, net		$3,735	$(1,112)	$2,623

	As of September 29, 2023
(Amounts in millions, except years)	Weighted Average Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net
Backlog	6.7	$702	$(547)	$155
Customer relationship intangible assets	11.1	1,191	(372)	819
Capitalized software	5.3	21	(7)	14
Total intangible assets, net		$1,914	$(926)	$988

Amortization expense was $228 million, $298 million and $272 million for the years ended September 27, 2024, September 29, 2023 and September 30, 2022, respectively.
Future amortization expense is expected to be as follows:

Year Ending September 30,	(Amounts in millions)
2025	$481
2026	417
2027	345
2028	270
2029	225
Thereafter	885
Total	$2,623

Note 9 — Income Taxes
The domestic and foreign components of Loss before income taxes are as follows:

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Domestic	$(328)	$(526)	$(213)
Foreign	205	186	149
Loss before income taxes	$(123)	$(340)	$(64)
The Benefit (provision) for income taxes consists of the following:

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Current income tax (provision):
Federal	$(44)	$(30)	$(3)
State	(13)	(5)	(8)
Foreign	(18)	(9)	(10)
Total current income tax (provision)	(75)	(44)	(21)

Deferred income tax benefit (provision):
Federal	110	49	9
State	10	13	(4)
Foreign	(5)	1	2
Total deferred income tax benefit	115	63	7

Benefit (provision) for income taxes	$40	$19	$(14)
The major elements contributing to the difference between the U.S. federal statutory rate and the effective tax rate are as follows:

	For the years ended
	September 27, 2024		September 29, 2023		September 30, 2022
(Dollars in millions)	Amount	%	Amount	%	Amount	%
Statutory Rate	$26	21.0%	$72	21.0%	$13	21.0%
State income tax, net of the federal benefit	(2)	(2.0)%	7	2.2%	(10)	(15.5)%
Non-controlling interests	—	(0.2)%	(2)	(0.5)%	1	2.0%
Goodwill impairment	—	—%	(39)	(11.5)%	(23)	(35.3)%
Transaction costs	(1)	(0.8)%	—	—%	(1)	(2.1)%
Equity-based compensation	(4)	(3.0)%	—	—%	—	—%
Nontaxable or nondeductible items	1	0.4%	—	(0.1)%	1	0.4%
Tax differential on foreign operations	(1)	(0.5)%	(4)	(1.0)%	—	(0.1)%
Tax credits	5	4.6%	2	0.6%	1	1.8%
Valuation allowance	16	13.0%	(17)	(5.1)%	4	5.9%
Benefit (provision) for income taxes	$40	32.5%	$19	5.6%	$(14)	(21.9)%

Deferred income taxes are recorded for differences in the basis of assets and liabilities for financial reporting and income tax purposes. The following table presents the components of Total deferred tax liabilities, net as September 27, 2024 and September 29, 2023:

	As of
(Amounts in millions)	September 27, 2024	September 29, 2023
Deferred tax assets:
Operating lease liabilities	$60	$52
Reserves	37	36
Accrued compensation and benefits	92	45
Interest expense	160	97
Foreign tax credit	27	35
Research expenditures	23	12
Net operating losses and capital losses	76	33
Other	11	10
Valuation allowance	(76)	(51)
Total deferred tax assets	410	269
Deferred tax liabilities:
Acquired intangible assets	(573)	(220)
Operating lease right-of-use assets	(58)	(51)
Property and equipment, net	(13)	(14)
Equity method and consolidated investments	(113)	(83)
Other	(18)	(37)
Total deferred tax liabilities	(775)	(405)

Total deferred tax liabilities, net	(365)	(136)

Total deferred tax liabilities, net consists of deferred tax liabilities of $370 million and $141 million as of September 27, 2024 and September 29, 2023, respectively, and a net deferred tax asset of $5 million and $5 million recorded within other long-term assets as of September 27, 2024 and September 29, 2023, respectively.
Included in net deferred tax assets are valuation allowances of $76 million and $51 million as of September 27, 2024 and September 29, 2023, respectively, primarily attributable to net operating losses, capital losses, and disallowed interest expense. The increase of $25 million in valuation allowance for the year ended September 27, 2024 was primarily related to the recognition of valuation allowances for capital loss and net operating losses recorded through acquisition accounting, partially offset by the release of a portion of the valuation allowance related to disallowed interest in the United States. Valuation allowances are recorded to reduce deferred tax assets to the amount that is more likely than not to be realized based on an assessment of positive and negative evidence, including estimates of future taxable income necessary to realize future deductible amounts. We expect to realize the benefit of these deferred tax assets primarily through future reversals of our deferred tax liabilities. Although realization is not assured, we believe it is more likely than not that all deferred tax assets for which valuation allowances have not been established will be realized.
We have approximately $76 million and $33 million of tax effected loss carryforwards related to the domestic and foreign income tax returns as of September 27, 2024 and September 29, 2023, respectively. The federal and foreign net operating losses have an indefinite carryforward and the federal capital losses have a five year carryforward. The state net operating loss carryforward will begin to expire in 2025. We also have $27 million of foreign tax credit carryforwards that will begin to expire in 2030, if unutilized.
We account for uncertain tax positions in accordance with ASC 740, Income Taxes, which prescribes the more likely than not threshold for recognition of a tax position in the financial statements. The amount of unrecognized tax benefits as of September 27, 2024 and September 29, 2023 was $9 million and $14 million, respectively.
The following table summarizes the activity related to unrecognized tax benefits:

(Amounts in millions)	Unrecognized Tax Benefits
Balance at September 30, 2022	$15
Reductions for tax positions related to prior years	(1)
Balance at September 29, 2023	14
Additions for tax positions related to prior years	9
Reductions for tax positions related to prior years	(7)
Additions for tax positions related to current years	2
Lapse of statute of limitations	(5)
Settlements	(4)
Balance at September 27, 2024	$9
We file income tax returns in numerous tax jurisdictions, including the U.S., and numerous states and foreign jurisdictions around the world. The statute of limitations varies by jurisdiction in which the Company operates. The statute of limitations is open for U.S. federal income tax returns and certain other foreign tax authorities for years 2015 through 2024. The statute of limitations for state income tax returns is open for years 2019 through 2024, with certain exceptions.

Note 10 — Retirement Plans
401(k) Savings Plan
The Company has one participant-directed, defined contribution, 401(k) savings plan for the benefit of employees that meet certain eligibility requirements. We incurred total retirement plan expense of $55 million, $54 million and $53 million for the years ended September 27, 2024, September 29, 2023 and September 30, 2022, respectively.
Deferred Compensation Plans
The Company has non-qualified deferred compensation programs which provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, upon retirement or death. The plans are unfunded and benefits are paid from the general assets of the Company. Participants’ cash deferrals earn a return based on the participants’ selection of investments in several hypothetical investment options.

Note 11 — Pension Benefit Obligations
The Company sponsors various postretirement benefit plans in the United States including defined benefit pension plans (“Defined Benefit Pension Plans”). The Defined Benefit Pension Plans are closed to new participants and benefits are generally based on the employee’s years of creditable service and compensation. The Defined Benefit Pension Plans benefit obligations and the fair value of the plan assets were measured as of September 27, 2024.
The following tables provide reconciliations of the changes in the Defined Benefit Pension Plans benefit obligations, reconciliations of the changes in the fair value of assets for the years ended September 27, 2024, September 29, 2023 and September 30, 2022 and reconciliations of the funded status as of September 27, 2024 and September 29, 2023.

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Change in benefit obligation
Benefit obligation at beginning of period	$292	$310	$422
Interest cost	17	16	9
Benefits paid from the plans	(22)	(21)	(21)
Actuarial (gain) loss	26	(13)	(100)
Benefit obligation at end of period	$313	$292	$310

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Change in plan assets
Fair value of plan assets at beginning of period	$281	$271	$366
Actual return on plan assets	55	30	(74)
Employer contributions to plans	1	—	—
Benefits paid from the plans	(22)	(20)	(21)
Fair value of plan assets at end of period	$315	$281	$271

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Reconciliation of funded status:
Fair value of plan assets at end of year	$315	$281	$271
Benefit obligation at end of year	313	292	310
Net amount recognized at end of year	$2	$(11)	$(39)

The following table sets forth the amounts recognized in the consolidated balance sheets as of September 27, 2024 and September 29, 2023:

(Amounts in millions)	September 27, 2024	September 29, 2023
Amount recognized in the consolidated balance sheets:
Other long-term assets	$2	$—
Other long-term liabilities	—	(11)
Net amount recognized in the balance sheets	$2	$(11)

The following table sets forth the components of net periodic benefit cost for the Defined Benefit Pension Plans for the years ended September 27, 2024, September 29, 2023 and September 30, 2022:

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Components of net periodic benefit:
Interest cost on projected benefit obligation	$17	$16	$9
Expected return on plan assets	(17)	(18)	(18)
Amortization of net gain	(3)	(2)	—
Net periodic benefit	$(3)	$(4)	$(9)

Actuarial gains and losses are amortized using a corridor approach. The gain or loss corridor is equal to 10% of the greater of the projected benefit obligation and the fair value of plan assets. Gains and losses in excess of the corridor are amortized over the average remaining lifetime expectancy of the plan participants.
The change in plan assets and benefit obligations recognized in other comprehensive income during the year was net income of $9 million, $24 million and $8 million for the years ended September 27, 2024, September 29, 2023 and September 30, 2022, respectively.
The amount of applicable deferred income taxes included in other comprehensive income arising from a change in net prior service cost and net (loss) income was a provision of $3 million, $6 million and $2 million for the years ended September 27, 2024, September 29, 2023 and September 30, 2022, respectively.

The following table provides additional information for the Defined Benefit Pension Plans with accumulated benefit obligations in excess of plan assets as of September 27, 2024 and September 29, 2023:

(Amounts in millions)	September 27, 2024	September 29, 2023
Benefit obligation	$313	$292
Accumulated benefit obligation	313	292
Fair value of plan assets	315	281

The required minimum contributions for the Defined Benefit Pension Plans are not significant. In addition, the Company may make discretionary contributions.
The following table provides the expected future benefit payments for the fiscal years ending September 30:

(Amounts in millions)	2025	2026	2027	2028	2029	Thereafter
Defined Benefit Pension Plans	$24	$23	$23	$24	$24	$114

The following are the underlying assumptions for the Defined Benefit Pension Plans as of September 27, 2024, September 29, 2023 and September 30, 2022:

	For the years ended
	September 27, 2024	September 29, 2023	September 30, 2022
Weighted-average assumptions to determine benefit obligation:
Discount rate	5.0%	6.0%	5.6%
Weighted-average assumptions to determine net periodic benefit cost:
Discount rate	6.0%	5.6%	2.8%
Expected long-term rate of return on plan assets	7.0%	7.0%	6.5%

Defined Benefit Pension Plan costs are determined using the assumptions as of the beginning of the plan year. The funded status is determined using the assumptions as of the end of the plan year.
The following table summarizes the Company’s target allocation for fiscal years 2024 and 2023 asset allocation as of September 27, 2024 and September 29, 2023:

	Fiscal Year 2024 Target Allocation	Percentage of Plan Assets as of September 27, 2024	Fiscal Year 2023 Target Allocation	Percentage of Plan Assets as of September 29, 2023

Asset Category:
Equities	30.0%	29.9%	50.5%	52.2%
Debt	67.8%	68.2%	47.7%	44.6%
Cash	2.2%	1.9%	1.8%	3.2%
Total	100.0%	100.0%	100.0%	100.0%

The Company’s plans seek a competitive rate of return relative to an appropriate level of risk depending on the funded status and obligations of each plan and typically employ both active and passive investment management strategies. The Company’s risk management practices include diversification across asset classes and investment styles and periodic rebalancing toward asset allocation targets. The target asset allocation selected for each plan reflects a risk/return profile that the Company believes is appropriate relative to each plan’s liability structure and return goals.
To develop the expected long‑term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio and the diversification of the portfolio. This resulted in the selection of a 7.0% weighted‑average long‑term rate of return on assets assumption for the fiscal years ended September 27, 2024 and September 29, 2023.
As of September 27, 2024 and September 29, 2023, the fair values of the Defined Benefit Pension Plan by major asset categories were as follows:

	September 27, 2024		September 29, 2023
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Carrying Value	Quoted Prices in Active Markets (Level 1)
(Amounts in millions)
Investments measured at fair value
Cash and cash equivalents	$6	$6	$9	$9
Investment funds
Diversified and equity funds	—	—	147	147
Fixed income funds	128	128	62	62
Total investments measured at fair value	$134	$134	$218	$218
Investments measured at NAV
Investment funds
Common collective funds - debt	87		63
Diversified and equity funds	94		—
Total investments measured at NAV	181		63
Total	$315		$281
Cash equivalents are mostly comprised of short‑term money‑market instruments and are valued at cost, which approximates fair value. Equity investment funds categorized as Level 1 are traded on active national and international exchanges and are valued at their closing prices as of our measurement dates. Fixed income investment funds categorized as Level 1 are publicly traded on an active exchange. Common collective funds are valued based on net asset value (“NAV”) per share or unit as a practical expedient as reported by the fund manager, multiplied by the number of shares or units held as of the measurement date. Accordingly, these NAV‑based investments have been excluded from the fair value hierarchy. These collective investment funds have minimal redemption notice periods and are redeemable daily at the NAV, less transaction fees, without significant restrictions. There are no significant unfunded commitments related to these investments.
Multiemployer Pension Plans
We are subject to several collective-bargaining agreements (“CBAs”) that require contributions to a multiemployer defined benefit pension plan that covers its union-represented employees. As of September 27, 2024, approximately 24% of our personnel are covered by a CBA and 10% of our personnel are covered by a CBA that will expire in one year.
The following table outlines our participation in multiemployer pension plans as of September 27, 2024, September 29, 2023 and September 30, 2022. We participated in the International Association of Machinists National Pension Fund (“IAMNPF”) and Western Conference of Teamsters Pension Trust (“WCTPT”) and certain other plans were aggregated in the Other line in the following table as contributions to each of these plans are not material. The “EIN/PN” column provides the Employer Identification Number (“EIN”) and the three-digit plan number (“PN”). The most recent Pension Protection Act (“PPA”) zone status available for 2024 and 2023 is indicated below. The zone status is based on information that the Company received from the plan and is certified by the plan's actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are between 65% and 80% funded, and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates if the plan has a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) which is either pending or has been implemented. In addition to regular plan contributions, we may be subject to a surcharge if the plan is in the red zone. The “Surcharge Imposed” column indicates whether a surcharge has been imposed on contributions to the plan. The last column lists the expiration date of the collective-bargaining agreements to which the plan is subject.

		PPA Zone Status		FIP / RP Status	Total Contributions by the Company
					(Amounts in millions)
Pension Fund	EIN/PN	2024	2023	Pending / Implemented	September 27, 2024	September 29, 2023	September 30, 2022	Surcharge Imposed	Expiration Date of CBA
IAMNPF (1)	516031295 / 001	Red	Red	RP Implemented	$29	$9	$21	10.0%	October 31, 2024 to May 31, 2029
WCTPT (2)	91-6145047 / 001	Green	Green	No	9	9	7	No	September 30, 2025 to September 30, 2029
Other					16	6	13
Total					$54	$24	$41
(1)    Of the 40 CBAs that require contributions to this plan, the contributions through the expiration date of the collective-bargaining agreement will approximate $73.0 million to the IAMNPF.
(2)    Of the ten CBAs that require contributions to this plan, the contributions through the expiration date of the collective-bargaining agreement will approximate $40.0 million to the WCTPT.

Note 12 — Stock Based Compensation
Amentum Joint Venture LP Class B units
Prior to the Transaction, certain members of management were awarded Time-Vested Class B units and Performance-Vested Class B units in Amentum Joint Venture LP, our previous parent company (“AJVLP” and “Amentum Equityholder”). The Time-Vested Class B units vested 20% a year over five years and the Performance-Vested Class B units vested upon the consummation of a change in control transaction and achievement of certain return metrics associated with such transaction. Both the Time-Vested Class B units and Performance-Vested Class B units were equity classified awards in Amentum Joint Venture LP.
The fair value of the Class B units was estimated based on the date of the grant using the Black-Scholes-Merton option-pricing model. We recognized compensation expense for the Time-Vested Class B units based on grant date fair values. Prior to the Transaction, compensation expense for the Time-Vested Class B units was recognized on a straight-line basis ratably over the requisite service period, which was the vesting period.
In connection with the completion of the Transaction on September 27, 2024, the unvested Time-Vested and Performance-Vested Class B units were discretionarily modified to vest in connection with the Transaction. Due to the modification, we recognized $13 million of compensation expense in the consolidated statements of operations.
As of September 27, 2024, there was no unrecognized compensation expense related to the Time-Vested Class B units or the Performance-Vested Class B units. Amounts recognized for forfeitures are adjusted periodically to reflect actual forfeitures.
For the fiscal years ended September 27, 2024, September 29, 2023 and September 30, 2022, we recognized Class B unit compensation expense of $18 million, $3 million and $3 million, respectively. For the fiscal years ended September 27, 2024, September 29, 2023 and September 30, 2022, there were no income tax benefits recognized from Class B unit compensation expense.
Conversion of Restricted Stock Units due to Transaction
As part of the Transaction, 65,182 Jacobs’ restricted stock units were converted to 342,741 of Amentum time-based restricted stock units (“RSUs”). The fair value of the RSUs was determined based on the Company’s common stock on the Transaction date. The RSUs generally vest 50% a year over two years, 33% a year over three years, 25% a year over four years or cliff vest in three years. RSU compensation expense is recognized on a straight-line basis ratably over the requisite service period, which is generally the vesting period, unless otherwise specifically noted.
No compensation expense was recognized for RSUs for the fiscal years ended September 27, 2024, September 29, 2023 and September 30, 2022. As of September 27, 2024, there was $5 million of unrecognized compensation expense related to the RSUs, scheduled to be recognized over a weighted-average period of 2.1 years.

Note 13 — Debt
Debt consisted of the following:

	As of
(Amounts in millions)	September 27, 2024	September 29, 2023
Term Loan	$3,750	$—
First Lien Term Facilities	—	3,292
Second Lien Term Facilities	—	885
Senior notes	1,000	—
Other	17	29
Total debt	4,767	4,206
Unamortized original issue discount and unamortized deferred financing costs	(88)	(94)
Total debt, net of original issue discount and deferred financing costs	4,679	4,112
Less current portion of long-term debt	(36)	(45)
Total long-term debt, net of current portion	$4,643	$4,067

New Credit Facility
On January 31, 2020, we entered into a first lien credit agreement (“Prior First Lien Credit Agreement”) for a senior secured credit facility (the “Prior Credit Facility”) for, among other things, working capital and general corporate purposes with a banking syndicate and JPMorgan Chase Bank, N.A. as administrative agent. The Prior Credit Facility was subsequently amended on November 20, 2020 in connection with the acquisition of DefCo Holdings, Inc, on February 15, 2022, in connection with the acquisition of PAE Incorporated, and on May 25, 2023 to transition our interest rates from the London Interbank Offered Rate (“LIBOR”) to the Term Benchmark Risk Free Rate (“Term Benchmark RFR”). As amended, the Company’s Prior First Lien Credit Agreement consisted of a $1,090 million First Lien Tranche 1 Term Facility and a $2,266 million First Lien Tranche 3 Term Facility (collectively, the “Prior First Lien Term Facilities”), a $350 million revolving credit facility (“Prior Revolver”), a $168 million letter of credit subfacility and a $50 million swingline subfacility.
On September 27, 2024, in connection with the consummation of the Transaction, we repaid all outstanding borrowings and other amounts under the Prior First Lien Credit Agreement and the second lien credit agreement dated as of January 31, 2020, as amended (together with the Prior First Lien Credit Agreement, the “Prior Credit Agreements”) and the Prior Credit Agreements were terminated on September 27, 2024.
On September 27, 2024, we entered into a Credit Agreement (the “Credit Agreement”), by and among Amentum, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, for a new senior secured credit facility (the “New Credit Facility”). The New Credit Facility provides for a seven year, $3,750 million term facility (“Term Loan”) and a five year, $850 million revolving facility (“Revolver”) including a $200 million letter of credit subfacility and a $100 million swingline subfacility. The Credit Agreement was originally entered into by Amentum Parent Holdings LLC, and Amentum became a party to, and a borrower under the Credit Agreement as a result of the merger between Amentum and Amentum Parent Holdings LLC entered into in connection with the Transaction. A portion of the Term Loan, in the amount of $1,130 million, was originally borrowed on September 27, 2024 by Amentum under a separate term credit agreement, also entered on September 27, 2024, but immediately after the effective time of the merger, that separate term credit agreement was superseded and replaced in its entirety by the Credit Agreement, and such portion of the term facility is now outstanding under, and governed by, the Credit Agreement. The remaining $2,620 million of the term facility was borrowed on September 27, 2024. The Revolver and the Term Loan mature on September 27, 2029 and September 27, 2031, respectively. The New Credit Facility is secured by substantially all of our assets and guaranteed by substantially all of our domestic subsidiaries.
A portion of the New Credit Facility was used, together with other cash sources, to repay in full all outstanding borrowings and other amounts under the Prior Credit Agreements and to pay related fees and expenses related to the financing and the related transactions. Proceeds of the Revolver under the Credit Agreement may be used for general corporate purposes.
Due to the debt modification, we recognized $31 million, zero and $32 million of debt issuance costs presented within loss on extinguishment of debt in the consolidated statements of operations for the years ended September 27, 2024, September 29, 2023 and September 30, 2022, respectively. Debt issuance costs previously presented in selling, general, and administrative expenses in the consolidated statements of operations in our 2023 Annual Report were reclassified to loss on extinguishment of debt in the consolidated statements of operations. Further, we recognized $14 million due to a loss on the debt modification presented within loss on extinguishment of debt in the consolidated statements of operations during the fiscal year ended September 27, 2024. There was no such charge during the years ended September 29, 2023 and September 30, 2022.

As of September 27, 2024 and September 29, 2023, the available borrowing capacity under the New Credit Facility and the Prior Credit Facility were $808 million and $306 million, respectively, and included $42 million and $44 million, respectively, in issued letters of credit. As of September 27, 2024 and September 29, 2023, there were no amounts borrowed under the Revolver and Prior Revolver.
Interest Rates on Term Loan and Prior First Lien Term Facilities
Under the New Credit Facility, the interest rate per annum applicable to the Term Loan is, at the Company’s option, equal to either the Alternate Base Rate (“ABR”) plus 1.25% or the Term Secured Overnight Financing Rate (“SOFR”) plus 2.25%. The interest rate per annum shall be reduced by 0.25% in the event certain corporate ratings are achieved. The ABR is the rate equal to the highest of (a) the Prime Rate in effect on such day, (b) the New York Federal Reserve Bank (“NYFRB”) Rate in effect on such day plus 0.50% or (c) SOFR for a one-month interest period as published two U.S. Government Securities Business Days prior to such day plus 1.00%.
Under the Prior Credit Facility, the interest rate per annum applicable to the Tranche 1 Term Loan was, at the Company's option, equal to either the ABR plus 2.50% to 3.00% or the Term Benchmark Risk Free Rate (“Term Benchmark RFR”) plus 3.50% to 4.00% based on our first lien leverage ratio. The ABR is the rate equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Reserve Bank Rate in effect on such day plus 0.50%, and the Adjusted Term SOFR for a one-month interest period plus 1.00%. The interest rate per annum applicable to the Tranche 3 Term Loan was, at the Company's option, equal to either the ABR plus 2.50% to 3.00% or the Term Benchmark RFR which had a floor of 0.50%, plus 3.50% to 4.00% based on our first lien leverage ratio.
Term Loan and Prior First Lien Term Facilities Amortization Payments and Prepayments
Under the New Credit Facility, commencing March 31, 2025, we are required to make quarterly principal amortization payments equal to 0.25% of the original principal amount of the Term Loan, with the remainder of the principal being due at maturity. Any repayments and prepayments of borrowings under the term facility may not be reborrowed. Beginning with fiscal year 2025, the New Credit Facility contains an annual requirement to submit a portion of our excess cash flow (as defined in the New Credit Facility), within ten business days of delivering annual financial statements, as a Term Loan prepayment. No such prepayments have been required or made.
Under the Prior Credit Facility, we were required to make quarterly principal amortization payments of 0.25% of the original principal amount of the Prior First Lien Term Facilities with the remainder of the principal being due at maturity. The Prior Credit Facility also contained an annual requirement to submit a portion of our excess cash flow (as defined in the Prior Credit Facility), within five business days of delivering annual financial statements, as a Prior First Lien Term Facilities prepayment. No such prepayments were required or made.
Interest Rates on Revolver & Swingline Loans
Under the New Credit Facility, borrowings under the Revolver are available in U.S. dollars, Canadian dollars, euro and Sterling. The interest rate per annum applicable to the Revolver, at the Company's option, is equal to either the ABR or Canadian Prime Rate plus 0.50% to 1.25% or the Term SOFR, EURIBOR or Term Canadian Overnight Report Rate Average (“CORRA”) plus 1.50% to 2.25% based on our first lien leverage ratio.
Under the Prior Credit Facility, the interest rate per annum applicable to the Prior Revolver, at the Company's option, was equal to either the ABR or Canadian Prime Rate plus 2.50% to 3.00% or the Term Benchmark RFR plus 3.50% to 4.00% based on our first lien leverage ratio.
Interest Rates on Letter of Credit Subfacility and Unused Commitment Fees
Under the New Credit Facility, a portion of the revolving facility is available for the issuance of letters of credit in U.S. dollars, Canadian dollars, euro, Sterling and certain other foreign currencies. The interest rate per annum applicable to the letter of credit subfacility is equal to a range between 1.50% to 2.25% based on our first lien leverage ratio. All of our letters of credit under the New Credit Facility are also subject to a 0.125% fronting fee. The unused commitment fee on our Revolver is 0.25% to 0.40% based on our first lien leverage ratio.
Under the Prior Credit Facility, the interest rate per annum applicable to the letter of credit subfacility was equal to a range between 3.50% to 4.00% based on our first lien leverage ratio. All of our letters of credit under the Prior Credit Facility were also subject to a 0.125% fronting fee. The unused commitment fee on our Prior Revolver was 0.25% to 0.50% based on our first lien leverage ratio.
Covenants
The Credit Agreement contains customary prepayment rights and customary mandatory prepayments, as well as customary affirmative and negative covenants that apply to Amentum and its restricted subsidiaries, including limitations on indebtedness, liens, restricted payments, restricted debt payments, investments, burdensome agreements, disposition of assets, transactions with affiliates, conduct of business and fundamental changes. The Term Loan does not include any financial maintenance covenants. The Revolver includes a financial maintenance covenant that requires, in certain circumstances tied to the usage of the Revolver and commencing with the second full fiscal quarter ending after September 27, 2024, compliance with a maximum first lien net leverage ratio of 5.25 to 1.00, stepping down to 5.00 to 1.00 commencing with the fifth full fiscal quarter ending after September 27, 2024. A breach of the financial maintenance covenant will only result in a default or event of default with respect to the Term Loan if the lenders under the Revolver have, as a result of such breach, demanded repayment of the obligations under the Revolver or otherwise accelerated such obligations (and terminated the commitments under the Revolver) and such demand or acceleration has not been rescinded.
The Credit Agreement contains customary events of default (with customary qualifications, exceptions, grace periods and notice provisions), including nonpayment of principal, interest, fees or other amounts, defaults under other agreements, breach of loan documents, breach of representations and warranties, voluntary and involuntary bankruptcy or appointment of receiver, unsatisfied judgments and attachments, certain ERISA events, change of control, invalidity of guaranties, collateral documents and other loan documents, and obligations ceasing to constitute senior indebtedness for purposes of certain subordinated indebtedness.
The obligations of Amentum and any borrowing subsidiaries under the Credit Agreement and certain designated cash management obligations, hedging obligations and ancillary services obligations, are unconditionally guaranteed on a senior basis (subject to customary exceptions) by, and secured by perfected first-priority security interests (subject to permitted liens and other customary exceptions) in substantially all tangible and intangible assets of Amentum and its wholly owned material domestic restricted subsidiaries.
Second Lien Term Loan
On January 31, 2020, we entered into a second lien credit agreement (“Second Lien Credit Agreement”) with a banking syndicate and Royal Bank of Canada as administrative agent, which was subsequently amended on February 15, 2022, in connection with the acquisition of PAE, and on May 25, 2023 to transition our interest rates from LIBOR to Adjusted Term SOFR. As amended, the Company’s Second Lien Credit Agreement consisted of a $335 million Second Lien Tranche 1 Term Facility and a $550 million Second Lien Tranche 2 Term Facility (collectively, the “Second Lien Term Facilities”), which maturing on January 31, 2028 and February 15, 2030, respectively. On September 27, 2024, in connection with the consummation of the Transaction, we entered into the Credit Agreement and a portion of the proceeds received from the New Credit Facility and the Senior Notes were used to payoff the remaining principal of the Second Lien Term Facilities.
Interest Rates and Fees
The interest rate per annum applicable to the Second Lien Tranche 1 Term Loan was, at the Company's option, equal to either the ABR plus 7.75% or Adjusted Term SOFR plus 8.75%, which had a floor of 1.25%. The interest rate per annum applicable to the Second Lien Tranche 2 Term Loan was equal to Adjusted Term SOFR plus 7.50%, which had a floor of 0.75%.
Second Lien Term Loan Amortization Payments and Prepayments
We were not required to make principal amortization payments with respect to the Second Lien Term Facilities prior to maturity.
On May 31, 2024, we made a $150 million voluntary principal payment on the Second Lien Tranche 1 Term Facility. The original issue discount and deferred financing costs for the year ended September 27, 2024 was reduced by $3 million related to the write-off of original issue discount and deferred financing costs, presented within interest expense and other, net in the consolidated statements of operations as a result of the payment.
The Second Lien Term Facilities contained an annual requirement to submit a portion of our excess cash flow (as defined in the Second Lien Credit Agreement), within five business days of delivering annual financial statements, as a Second Lien Term Facilities prepayment. No such prepayments were required or made.
Senior Notes
In connection with the consummation of the Transaction, on August 13, 2024, the Company completed an offering of $1.0 billion in aggregate principal amount of 7.250% senior notes due August 1, 2032 (the “Senior Notes”). The proceeds of the notes offering were initially funded into escrow and released concurrently with the consummation of the merger. Interest on the Senior Notes accrues at the rate of 7.250% per annum and is payable on February 1 and August 1 of each year, commencing on February 1, 2025.
The Senior Notes are governed by the terms of the indenture dated as of August 13, 2024 (the “Indenture”), among Amentum Holdings, Inc., the Guarantors (as defined below) and U.S. Bank Trust Company National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”). The Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by (1) the Company, and (2) our wholly-owned domestic restricted subsidiaries that currently guarantee the New Credit Facility (the “Guarantors”).
The Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The Senior Notes may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, the Senior Notes were offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.
Covenants
The Indenture contains covenants that limit, among other things, our ability to:
•incur additional indebtedness;
•create liens or use assets as security in other transactions;
•make certain payments, including loans, advances or capital contributions;
•acquire capital stock, acquire all or substantially all of the assets of a division, line of business or other business unit;
•dispose of certain assets;
•make prepayments, redemptions and repurchases, more than one year prior to stated maturity, of certain debt; and
•engage in transactions with affiliates.
These covenants are subject to a number of important exceptions and qualifications as set forth in the Indenture.
Upon the occurrence of specific kinds of change of control events (unless we elect to redeem the Senior Notes at our option prior thereto), holders of Senior Notes will have the right to require us to repurchase some or all of the Senior Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.
Optional Redemption
The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days’ prior notice.
At any time prior to August 1, 2027, we may, at our option and on one or more occasions, redeem all or a part of the Senior Notes, at a redemption price equal to 100.000% of the principal amount of the Senior Notes redeemed plus (i) a premium of either the highest of (a) 1.00% of the principal amount of the Senior Notes or (b) the United States Treasury Rate as of the redemption date plus 50 basis points, and (ii) accrued and unpaid interest.
At any time prior to August 1, 2027, we may, at our option and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of the Senior Notes at a redemption price equal to (i) 107.250% of the aggregate principal amount, in an amount equal to or less than the amount of net cash proceeds from one or more equity offerings, as defined in the Indenture, to the extent such net cash proceeds are received by or contributed to the Company or a Guarantor, plus (ii) accrued and unpaid interest.
The Senior Notes may be redeemed at the following prices (expressed as a percentage of the principal amount), plus accrued and unpaid cash interest, if any, if redeemed during the 12-month period commencing on August 1 of the years set forth below:

Redemption date	Price
On or after August 1, 2027	103.625%
On or after August 1, 2028	101.813%
On August 1, 2029 and thereafter	100.000%
Debt Maturity Schedule
Future principal maturities of the Company’s long-term debt as of September 27, 2024 are as follows:

Year Ending September 30,	(Amounts in millions)
2025	$37
2026	43
2027	39
2028	38
2029	38
Thereafter	4,572
Total	$4,767
Cash Flow Hedges
The Company utilizes derivative financial instruments to manage interest rate risk related to its variable rate debt. The Company’s objective is to manage its exposure to interest rate movements and reduce volatility of interest expense. The Company entered into several interest rate swaps with an aggregate notional value of $1.9 billion that were designated as cash flow hedges, in which the Company will pay at the fixed rate and receive payment at a floating rate indexed to the three-month term SOFR through maturity. The swaps mature at various dates through January 31, 2027. The change in fair value of the interest rate swaps is presented within accumulated other comprehensive income on our consolidated balance sheet and subsequently reclassified into interest expense and other, net on our consolidated statements of income and comprehensive loss in the period when the hedged transaction affects earnings.

Note 14 — Fair Value of Financial Assets and Liabilities
ASC 820 — Fair Value Measurements and Disclosures establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:
•Level 1, defined as observable inputs such as quoted prices in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and
•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis and the level they fall within the fair value hierarchy (in millions):

			Fair Value
Description	Classification	Fair Value Hierarchy	September 27, 2024	September 29, 2023
Interest rate swaps	Prepaid expenses and other current assets	Level 2	$8	$56
Interest rate swaps	Other long-term assets	Level 2	1	20
Interest rate swaps	Other accrued liabilities	Level 2	(3)	—
Interest rate swaps	Other long-term liabilities	Level 2	(13)	—

Note 15 — Leases
We primarily lease office space, warehouses, housing, equipment and vehicles and recognize a right-of-use asset and lease liability on the lease commencement date through calculation of the present value of unpaid lease payments over the lease term. All lease payments are based on the passage of time and certain leases are subject to annual escalations for increases in base rents. The Company's lease terms include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We have no significant long-term purchase agreements with service providers and our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Short-Term Leases
We have elected the practical expedient for short-term lease recognition exemption by class of underlying asset which results in off-balance sheet accounting for leases with an initial term of 12 months or less (“short-term leases”). We recognize those lease payments in the consolidated statements of operations on a straight-line basis over the lease term. We also elected a package of practical expedients permitted under ASC 842 which allows the carry forward of historical lease classifications.

Short-term lease rental expense was $40 million, $42 million and $46 million for the years ended September 27, 2024, September 29, 2023 and September 30, 2022, respectively.
Operating Leases
The Company's operating leases primarily include our material leases of buildings (consisting primarily of our corporate office lease commitments) and equipment and, if applicable, embedded leases associated with real estate, equipment and vehicles in certain contracts with an initial term of 12 months or longer. These leases are classified as operating leases and are recognized as right-of-use assets and operating lease liabilities on the consolidated balance sheets.
The following tables present our operating leases as of September 27, 2024 and September 29, 2023:

		As of
(Amounts in millions)	Classification	September 27, 2024	September 29, 2023
Assets
Operating lease right-of-use assets	Other long-term assets	$250	$216
Total leased assets		$250	$216

Liabilities
Current
Current portion of operating lease liabilities	Other current liabilities	$67	$53
Noncurrent
Long-term portion of operating lease liabilities	Other long-term liabilities	193	167
Total lease liabilities		$260	$220

Maturity of Lease Liabilities
(Amounts in millions)	Operating Leases
September 30, 2025	$74
September 30, 2026	67
September 30, 2027	54
September 30, 2028	40
September 30, 2029	25
Thereafter	20
Total lease payments	280
Less: imputed interest	(20)
Present value of lease liabilities (1)	$260
(1)As most of the Company's operating leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

	As of
Lease Term and Discount Rate	September 27, 2024	September 29, 2023
Weighted average remaining lease term (years)
Operating leases	4.4	4.9
Weighted average discount rate
Operating leases	4.0%	3.0%

The following tables present selected financial information for the years ended September 27, 2024, September 29, 2023 and September 30, 2022:

Lease Cost		For the years ended
(Amounts in millions)	Classification	September 27, 2024	September 29, 2023	September 30, 2022
Operating lease cost	Cost of revenues	$44	$40	$22
	Selling, general and administrative expenses	16	24	22
Net lease cost		$60	$64	$44

Other Information	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Cash paid for amounts included in the measurement of lease liabilities
Operating lease payments	$58	$68	$46
Operating lease right-of-use assets obtained in exchange for new operating lease liability	4	1	5

Note 16 — Related Parties
Related Party Receivables
The Company has related party receivables due from our equity method investments, discussed further in Note 17 — Joint Ventures.
Consulting and Management Fees
We have a Master Consulting and Advisory Services agreement (“Consulting Agreement”) with American Securities LLC and Lindsay Goldberg LLC where, pursuant to the terms of the agreement, they make personnel available to us for the purpose of providing certain management and advisory services. We incurred $4 million of consulting fees in conjunction with the Consulting Agreement for the each of the years ended September 27, 2024, September 29, 2023 and September 30, 2022.
For the year ended September 30, 2022, we incurred $14 million of American Securities LLC and Lindsay Goldberg LLC fees in conjunction with the consummation of the PAE acquisition. No such American Securities LLC and Lindsay Goldberg LLC fees were incurred for the years ended September 27, 2024 and September 29, 2023.
Capital Contribution
Immediately prior to the Transaction, Amentum Equityholder contributed $235 million in cash to the Company.

Note 17 — Joint Ventures
The Company’s joint ventures provide services to customers including program management and operations and maintenance services. Joint ventures, the combination of two or more partners, are generally formed for a specific project. Management of the joint venture is typically controlled by a joint venture executive committee, comprised of representatives from the joint venture partners. The joint venture executive committee normally provides management oversight and controls decisions which could have a significant impact on the joint venture.
We account for joint ventures in accordance with ASC 810, Consolidation, as discussed in Note 2 — Summary of Significant Accounting Policies. The Company analyzes its joint ventures and classifies them as either:
•a VIE that must be consolidated because the Company is the primary beneficiary or the joint venture is not a VIE and the Company holds the majority voting interest with no significant participative rights available to the other partners; or
•a VIE that does not require consolidation and is treated as an equity method investment because the Company is not the primary beneficiary or the joint venture is not a VIE and the Company does not hold the majority voting interest.
The following table presents selected financial information for our consolidated joint ventures that are VIEs as of September 27, 2024 and September 29, 2023:

	As of
(Amounts in millions)	September 27, 2024	September 29, 2023
Cash and cash equivalents	$160	$55
Current assets	322	56
Non-current assets	2	4
Total assets	$484	$115

Current liabilities	$190	$44
Non-current liabilities	1	2
Total liabilities	191	46

Total Amentum equity	228	44
Non-controlling interests	65	25
Total equity	293	69
Total liabilities and equity	$484	$115
The following table presents selected financial information for our consolidated joint ventures that are VIEs for the years ended September 27, 2024, September 29, 2023 and September 30, 2022:

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Revenues	$370	$334	$653
Cost of revenues	(337)	(281)	(589)
Net income	29	50	64

The Company has an ownership share in approximately 25 active joint ventures that are accounted for as equity method investments and the Company’s ownership percentages generally range from 10% to 51%. The following table presents selected financial information for our unconsolidated joint ventures, included as equity method investments on the consolidated balance sheets, as of September 27, 2024 and September 29, 2023:

	As of
(Amounts in millions)	September 27, 2024	September 29, 2023
Current assets	$701	$572
Non-current assets	43	45
Total assets	$744	$617

Current liabilities	$422	$351
Non-current liabilities	16	17
Total liabilities	438	368
Joint ventures' equity	306	249
Total liabilities and joint ventures' equity	$744	$617
The following table presents selected financial information for our equity method investments for the years ended September 27, 2024, September 29, 2023 and September 30, 2022:

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Revenues	$2,634	$2,373	$1,792
Cost of revenues	(2,442)	(2,215)	(1,718)
Net income	183	152	66
Related party receivables due from our equity method investments were $37 million and $34 million as of September 27, 2024 and September 29, 2023, respectively. These receivables are a result of items purchased and services rendered by us on behalf of our equity method investments. We have assessed these receivables as having minimal collection risk based on our historic experience with these joint ventures and our inherent influence through our ownership interest. The related party revenues earned from our equity method investments was $126 million and $45 million for the years ended September 27, 2024 and September 29, 2023, respectively.
Many of our joint ventures only perform on a single contract. The modification or termination of a contract under a joint venture could trigger an impairment in the fair value of our investment in these entities. In the aggregate, our maximum exposure to losses was $123 million related to our equity method investments as of September 27, 2024.

Note 18 — Accumulated Other Comprehensive Income (Loss)
The accumulated balances and reporting period activities for the years ended September 27, 2024, September 29, 2023 and September 30, 2022 related to accumulated other comprehensive income (loss) are summarized as follows:

	Gain (Loss) on Derivative Instruments	Foreign Currency Translation Adjustments	Pension Related Adjustments	Income Tax (Provision) Benefit Related to Items of Other Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)

(Amounts in millions)
Balance at October 1, 2021	$—	$—	$14	$(3)	$11
Other comprehensive income (loss) before reclassification	—	(8)	8	(2)	(2)
Balance at September 30, 2022	—	(8)	22	(5)	9
Other comprehensive income (loss) before reclassification	27	3	26	(14)	42
Amounts reclassified from accumulated other comprehensive income (loss)	(2)	—	(2)	1	(3)
Balance at September 29, 2023	25	(5)	46	(18)	48
Other comprehensive (loss) income before reclassification	(31)	8	11	2	(10)
Amounts reclassified from accumulated other comprehensive (loss) income	(16)	—	(2)	3	(15)
Balance at September 27, 2024	$(22)	$3	$55	$(13)	$23

Note 19 — Segment Information
We operate our business activities and report financial results as two reportable segments: Digital Solutions (“DS”) and Global Engineering Solutions (“GES”).
The Digital Solutions segment provides advanced digital and data-driven solutions including intelligence analytics, space system development, cybersecurity, and next generation IT across the federal government and commercial clients.
The Global Engineering Solutions segment provides large-scale environmental remediation, clean energy, platform engineering, sustainment and supply chain management across all seven continents for the U.S. government and allied nations.
The presentation of financial results as two reportable segments is consistent with the way the Company operates its business and the manner in which our chief operating decision maker (“CODM”), currently our Chief Executive Officer, manages the operations of the Company for purposes of allocating resources and assessing performance. The CODM evaluates the performance of our segments based on revenues and Adjusted EBITDA. Prior year performance measures have been recast to reflect the current reportable segment structure.

The Company’s segment revenues were as follows:

	For the years ended
	September 27, 2024			September 29, 2023			September 30, 2022
(Amounts in millions)	DS	GES	Total	DS	GES	Total	DS	GES	Total
Revenues	$1,981	$6,407	$8,388	$1,899	$5,966	$7,865	$1,620	$6,056	$7,676
Adjusted EBITDA is most comparable to net income (loss) attributable to common shareholders prepared based on GAAP. The Company defines Adjusted EBITDA as net income (loss) attributable to common shareholders adjusted for interest expense and other, net, provision for income taxes, depreciation and amortization, and certain discrete items that are not considered in the evaluation of ongoing operating performance. These discrete items include acquisition, transaction, and integration costs, non-cash gains and losses, loss on extinguishment of debt, utilization of certain fair market value adjustments assigned in purchase accounting, and share-based compensation. While we believe Adjusted EBITDA is a useful metric in evaluating operating performance by allowing better evaluation of underlying segment performance and better period-to-period comparability, it is not a metric defined by GAAP and may not be comparable to non-GAAP metrics presented by other companies.
The following table reconciles segment Adjusted EBITDA to net income (loss) attributable to common shareholders:

	For the years ended
(Amounts in millions)	September 27, 2024	September 29, 2023	September 30, 2022
Adjusted EBITDA by segment
DS	$159	$159	$124
GES	459	437	435
Adjusted EBITDA attributable to Amentum Holdings, Inc.	618	596	559
Depreciation expense	(23)	(27)	(20)
Amortization of intangibles	(228)	(298)	(272)
Interest expense and other, net	(438)	(397)	(153)
Non-controlling interests	(1)	(7)	6
Acquisition, transaction and integration costs[1]	(62)	(39)	(74)
Non-cash GAAP gain (expense)[2]	69	(186)	(108)
Loss on extinguishment of debt[3]	(45)	—	(32)
Utilization of fair market value adjustments[4]	5	21	33
Share-based compensation[5]	(18)	(3)	(3)
Loss before income taxes	(123)	(340)	(64)
Benefit (provision) for income taxes	40	19	(14)
Net loss	(83)	(321)	(78)
Non-controlling interests	1	7	(6)
Net loss attributable to common shareholders	$(82)	$(314)	$(84)
(1)    Represents acquisition, transaction and integration costs, including severance, retention, and other adjustments related to acquisition and integration activities.
(2)    Represents a non-cash goodwill impairment charge and a non-cash gain on acquisition of controlling interest.
(3)    Represents the write-off of debt discount and debt issuance costs as a result of debt modifications.
(4)    Represents the periodic utilization of the fair market value adjustments assigned to certain equity method investments and non-controlling interests based on the remaining period of performance for the related contract.
(5)    Represents non-cash compensation expenses recognized for share based arrangements.
Asset information by segment is not a key measure of performance used by the CODM.

Note 20 — Composition of Certain Financial Statement Captions

The following tables present financial information of certain consolidated balance sheet captions.
Property and equipment, net

		As of
(Amounts in millions)	Useful Lives	September 27, 2024	September 29, 2023
Aircraft	5 to 10 years	$13	$14
Buildings	20 to 40 years	14	—
Computers and related equipment	1 to 5 years	34	19
Finance lease right-of-use assets	Shorter of lease term or useful life	20	19
Leasehold improvements	Shorter of lease term or useful life	42	20
Office furniture and fixtures	1 to 7 years	19	4
Vehicles and equipment	1 to 10 years	80	66
Gross property and equipment		222	142
Less accumulated depreciation		(78)	(57)
Total property and equipment, net		$144	$85
Depreciation expense was $23 million, $27 million and $20 million for the years ended September 27, 2024, September 29, 2023 and September 30, 2022, respectively. As of September 27, 2024, September 29, 2023 and September 30, 2022, Property and equipment, net, also included the accrual for property additions in accounts payable of $1 million, $2 million and $0 million, respectively.

Other long-term assets

	As of
(Amounts in millions)	September 27, 2024	September 29, 2023
Operating lease right-of-use assets	$250	$216
Long-term contract assets	138	138
Other	56	60
Total other long-term assets	$444	$414
Accrued compensation and benefits

	As of
(Amounts in millions)	September 27, 2024	September 29, 2023
Wages, compensation and other benefits	$421	$219
Accrued vacation	275	150
Total accrued compensation and benefits	$696	$369

Other current liabilities

	As of
(Amounts in millions)	September 27, 2024	September 29, 2023
Contract losses	$61	$101
Current portion of operating lease liabilities	67	53
MARPA payable	39	—
Reserves	50	26
Customer payables	33	35
Income tax payable	17	23
Accrued other taxes	42	13
Other	47	31
Total other current liabilities	$356	$282
Other long-term liabilities

	As of
(Amounts in millions)	September 27, 2024	September 29, 2023
Operating lease liabilities	$193	$167
Reserves	185	167
Other	66	79
Total other long-term liabilities	$444	$413

Note 21 — Loss Per Share
For the periods prior to September 27, 2024, the Company retrospectively adjusted the weighted average shares used in determining loss per share to reflect the conversion of the ownership interests of Amentum Parent Holdings LLC held by AJVLP that converted into 90,021,804 shares of the Company’s common stock at Transaction close. As discussed in Note 12 — Stock Based Compensation certain employees of the Company were granted stock-based compensation in the form of Class B Time-Vested and Performance-Vested units of AJVLP. The compensation expense associated with such awards is recognized in the Company’s financial statements, however as such shares represent outstanding equity of AJVLP, and not of the Company, such awards do not impact the Company’s calculation of the weighted average shares outstanding.
For the year ended September 27, 2024, Jacobs’ restricted stock units converted to Amentum time-based restricted stock were excluded from the computation of diluted loss per share because inclusion of these amounts would have had an anti-dilutive effect. There were no anti-dilutive shares in fiscal year 2023 or 2022.
Basic and diluted loss per share are computed as follows (in millions, except per share data):

	For the years ended
	September 27, 2024	September 29, 2023	September 30, 2022
Net loss attributable to common shareholders	$(82)	$(314)	$(84)
Weighted-average number of basic shares outstanding during the period	91	90	90
Weighted-average number of diluted shares outstanding during the period	91	90	90
Basic loss per share	$(0.90)	$(3.49)	$(0.93)
Diluted loss per share	$(0.90)	$(3.49)	$(0.93)

Note 22 — Legal Proceedings and Commitments and Contingencies
The Company is involved in various claims, disputes and administrative proceedings arising in the normal course of business. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that an unfavorable result and/or liability will be incurred and the cost of the unfavorable result or liability can be reasonably estimated. Management is of the opinion that any liability or loss associated with such matters, either individually or in the aggregate, will not have a material adverse effect on the Company’s operations and liquidity.
Payments to the Company on cost-plus-fee contracts are provisional and are subject to adjustments upon audit by the Defense Contract Audit Agency (“DCAA”). In management’s opinion, audit adjustments that may result from audits not yet completed or started are not expected to have a material adverse effect on the Company’s operations and liquidity.
Pending Litigation and Claims
Department of Energy Claims
In January 2020, the Company purchased assets and assumed liabilities associated with AECOM Energy & Construction, Inc. (the “Acquired Affiliate”) from AECOM (the “Seller”). At the time of the acquisition, the Acquired Affiliate had pending claims against the U.S. Department of Energy (“DOE”) related to a contract performed prior to the acquisition. The Company and the Seller agreed that all future claim recoveries and costs with the DOE would be split 10% to the Company and 90% to the Seller. Following the DOE’s denial of the claims, on December 20, 2020, the Acquired Affiliate filed an appeal of these decisions in the U.S. Court of Federal Claims. The Company has estimated and recorded $138 million within other long-term assets on the balance sheet and $125 million within other long-term liabilities on the balance sheet representing the Company’s payable to the Seller related to this matter. No changes to these amounts have been recorded since the acquisition. The Company intends to cooperate with the Seller in the pursuit of all claimed amounts but can provide no certainty that the Company will recover the claims. The Company does not believe any additional incurred claims or costs related to this matter will have a material adverse effect on the Company’s results of operations.
U.S. Government Investigations
We primarily sell our services to the U.S. Government. These contracts are subject to extensive legal and regulatory requirements, and we are occasionally the subject of investigations by various agencies of the U.S. Government who investigate whether our operations are being conducted in accordance with these requirements. Such investigations could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed on us, or could lead to suspension or debarment from future U.S. Government contracting. U.S. Government investigations often take years to complete and may result in adverse action against us. Any adverse actions arising from such matters could have a material effect on our ability to invoice and receive timely payment on our contracts, perform contracts or compete for contracts with the U.S. Government and could have a material effect on our operating performance. There are currently no investigations that are expected to have a material impact on our results of operations.

Note 23 — Subsequent Events
Trading of Common Stock
Amentum's common stock began regular-way trading on the New York Stock Exchange (“NYSE”) on September 30, 2024 under the ticker symbol “AMTM”.